As filed with the Securities and Exchange Commission on June 20, 2005
                           Registration No. 333-122777

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           AMENDMENT NO. 2 TO FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             PARADIGM HOLDINGS, INC.
                (Name of registrant as specified in its charter)

             Wyoming                            7373                   83-0211506
   (State or Other Jurisdiction     (Primary Standard Industrial    (I.R.S. Employer
of Incorporation or Organization)   Classification Code Number)    Identification No.)


   2600 Towers Oaks Boulevard                             Raymond A. Huger
            Suite 500                                2600 Towers Oaks Boulevard
    Rockville, Maryland 20852                                 Suite 500
         (301) 468-1200                               Rockville, Maryland 20852
  (Address and telephone number                            (301) 468-1200
of principal executive offices)                    (Name, address, and telephone
                                                    number of agent for service)

                                   Copies to:

        Clayton E. Parker, Esq.                             Ronald S. Haligman, Esq.
Kirkpatrick & Lockhart Nicholson Graham LLP        Kirkpatrick & Lockhart Nicholson Graham LLP
     201 South Biscayne Boulevard                       201 South Biscayne Boulevard
              Suite 2000                                         Suite 2000
          Miami, Florida 33131                               Miami, Florida 33131
       Telephone: (305) 539-3300                          Telephone: (305) 539-3300
       Telecopier: (305) 358-7095                         Telecopier: (305) 358-7095


      Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier of the effective registration statement for the offering. |_|

      If this is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE


=================================================================================================================================
                                                                                              Proposed Maximum
                                                                            Proposed Maximum     Aggregate         Amount Of
             Title Of Each Class Of                     Amount To Be         Offering Price       Offering       Registration
            Securities To Be Registered                  Registered           Per Share(1)        Price(1)            Fee
---------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.01 per share              5,662,350 Shares              $3.25      $18,402,637.50    $2,165.99 (2)
---------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                5,662,350 Shares              $3.25      $18,402,637.50    $2,165.99 (2)
=================================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. For the purposes of this table, we have used the average of the closing bid and asked prices as of February 7, 2005.


(2)   Registration fee of $2,165.91 was previously paid on February 7, 2005.


      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

       PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JUNE 20, 2005

                             PARADIGM HOLDINGS, INC.
                        5,662,350 SHARES OF COMMON STOCK

      This Prospectus relates to the sale of up to 5,662,350 shares of Paradigm Holdings' common stock by certain persons who are stockholders of Paradigm Holdings. The selling stockholders consist of:


      o Raymond A. Huger, our Chairman of the Board of Directors and Chief Executive Officer, who intends to sell up to 962,500 shares of common stock previously issued to him.

      o Harry Kaneshiro, an Executive Vice President of Paradigm Solutions Corporation, our wholly-owned subsidiary, who intends to sell up to 962,500 shares of common stock previously issued to him.

      o Samar Ghadry, former Senior Vice President of Paradigm Solutions Corporation, our wholly-owned subsidiary, who intends to sell up to 1,575,000 shares of common stock previously issued to her.


      o J. Paul Consulting, Shortline Equity Partners, Inc. and Ultimate Investments Corp., which intend to sell up to 1,054,411 and 1,500,000 and 607,939 shares of common stock respectively issued as a consulting fees.


      Please refer to "Selling Stockholders" beginning on page 13.

      Paradigm Holdings is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by us.


      The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. These prices will fluctuate based on the demand for the shares of common stock. On June 3, 2005, the last reported sales price of our common stock was $3.05 per share.


      Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

      Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "PDHO."

      These securities are speculative and involve a high degree of risk. Please refer to "Risk Factors" beginning on page 5.

      No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholder will be placed in escrow, trust or any similar account.

      The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is __________, 2005

                                TABLE OF CONTENTS


     PROSPECTUS SUMMARY...................................................................................................1
     THE OFFERING.........................................................................................................3
     SUMMARY CONSOLIDATED FINANCIAL INFORMATION...........................................................................4
     SUPPLEMENTARY FINANCIAL INFORMATION..................................................................................6
     RISK FACTORS.........................................................................................................7
     FORWARD-LOOKING STATEMENTS..........................................................................................16
     SELLING STOCKHOLDERS................................................................................................18
     USE OF PROCEEDS.....................................................................................................20
     PLAN OF DISTRIBUTION................................................................................................21
     MANAGEMENT'S DISCUSSION AND ANALYSIS  OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..............................23
     DESCRIPTION OF BUSINESS.............................................................................................31
     MANAGEMENT..........................................................................................................42
     FISCAL YEAR END OPTIONS/SAR VALUES..................................................................................47
     DESCRIPTION OF PROPERTY.............................................................................................50
     LEGAL PROCEEDINGS...................................................................................................51
     PRINCIPAL SHAREHOLDERS..............................................................................................52
     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS......................................................................54
     MARKET PRICE OF AND DIVIDENDS  ON THE REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS......................55
     DESCRIPTION OF SECURITIES...........................................................................................57
     EXPERTS.............................................................................................................58
     LEGAL MATTERS.......................................................................................................58
     AVAILABLE INFORMATION...............................................................................................58
     FINANCIAL STATEMENTS...............................................................................................F-i
     PART II...........................................................................................................II-1


--------------------------------------------------------------------------------

      Our audited financial statements for the fiscal year December 31, 2004 were contained in our Annual Report on Form 10-K.

                               PROSPECTUS SUMMARY

      The following Prospectus Summary contains the most material information on Paradigm Holdings, Inc. You should read the entire Prospectus carefully, including "Risk Factors" and our Financial Statements and the notes to the Financial Statements before making any investment decision.

                                   OUR COMPANY


      Paradigm Holdings Inc. ("PDHO") (website: www.paradigmsolutions.com) provides information technology and business continuity solutions to government and commercial customers. Headquartered in Rockville, Maryland, the company was founded on the philosophy of high standards of business, performance, integrity, customer satisfaction, and employee morale. With an established core foundation of experienced executives, the Company rapidly grew from six employees in 1996 to the current level of approximately 300 personnel. Revenues grew from $51 million in 2003 to over $61 million by the end of 2004. During this period of growth, Paradigm remained centered on information technology services and solutions.


      Paradigm Holdings Inc. consists of two subsidiary companies: Paradigm Solutions Corporation (PSC), which was incorporated in 1996 to deliver information technology Infrastructure Support Services, Software Engineering Support and Business Continuity Planning Services to Federal Agencies, and Paradigm Solutions International (PSI), which was incorporated in 2004 to deliver Business Continuity Planning and Emergency Management Services and software to commercial clients.


      Paradigm Solutions Corporation provides support for mission-critical systems in key federal agencies such as the Departments of Justice, Treasury and Homeland Security. According to Input Technologies, an independent market research firm, the market for information technology solutions in these agencies is projected to grow at a CAGR of nearly 8% between 2004 and 2008.

      Paradigm Holdings formed the PSI subsidiary company to produce a fully-integrated solution for protecting businesses from "all hazard" interruptions. A customized methodology was developed to provide clients with a comprehensive picture of the risks to their operations, facilities and people. The software tool, OpsPlanner(TM) is one of the first tool sets to encompass continuity planning, emergency management and automated notification in one easy-to-use platform. From inception, this platform was developed as an integrated application--unlike the prevailing competitors which developed continuity planning, emergency management and automated notification as separate software modules. This technology, when implemented with Paradigm's methods, offers a superior solution in the continuity of operations planning and risk management area. The release of this Software tool was made in January of 2005 and no significant revenue was recognized in 2004.

      Paradigm has achieved significant accomplishments including the launch of the Continuous Paradigm Process and Product Improvement (CP(3)I), the continued evolution of Paradigm's ISO 9001:2000 Quality Management Office, the establishment of strategic Mentor Protege relationships, and success in building a backlog of business over the last year. Additionally, Paradigm has won over 45% of its pursued competitive procurements, greatly exceeding the industry standard win rate of 30% to 40%. The Company not only won new business with the Department of Treasury in 2004, but it also won numerous recompetes of existing contracts including three with the Office of the Comptroller of the Currency, four with the National Technical Information Service, and one with the Department of Housing and Urban Development. Paradigm won several GWAC (Government Wide Acquisition Contracts) vehicles including the Department of Justice ITSS III and State of Maryland MCS. The Company also successfully penetrated the DOD arena by gaining access to multiple GWACs such as DISA Encore, Army MADD-1, Army CONUS Support Base Services (CSBS), and MATOC Naval Research Systems Integration.

      The strength of our service offerings and information technology expertise has resulted in extensive government and commercial client relationships, including the Departments of Treasury, Homeland Security, Justice, Commerce, Housing and Urban Development, the Small Business Administration, IBM, Lockheed Martin, EDS, Aventis, and the World Bank. On November 3, 2004, Paradigm Holdings Inc., entered into an Agreement and Plan of Reorganization with Paradigm Solutions Merger Corp., a Delaware corporation and wholly-owned subsidiary of Paradigm Holdings (the "Merger Sub"), Paradigm Solutions Corporation, a Maryland corporation and the shareholders of Paradigm Solutions Corporation. Pursuant to the Agreement and Plan of Reorganization, the Merger Sub was merged with and into Paradigm Solutions Corporation, the surviving corporation and continues its existence under the laws of the State of Maryland and is a wholly-owned subsidiary of Paradigm Holdings Inc. In consideration of the Merger, the Paradigm Solutions Corporation shareholders exchanged 13,699 shares of common stock of Paradigm Solutions Corporation, which was 100% of the issued and outstanding capital stock of Paradigm Solutions Corporation, for 17,500,000 shares of common stock of Paradigm Holdings Inc.

                                    ABOUT US

      Our principal place of business is located at 2600 Tower Oaks Boulevard, Suite 500, Rockville, Maryland 20852, and our telephone number at that address is (301) 468-1200.

                                  THE OFFERING

      This offering relates to the sale of common stock by certain persons our stockholders. The selling stockholders consist of:

      o Raymond A. Huger, our Chairman of the Board of Directors and Chief Executive Officer, who intends to sell up to 962,500 shares of common stock previously issued to him.

      o Harry Kaneshiro, an Executive Vice President of Paradigm Solutions Corporation, our wholly-owned subsidiary, who intends to sell up to 962,500 shares of common stock previously issued to him.


      o Samar Ghadry, former Senior Vice President of Paradigm Solutions Corporation, our wholly-owned subsidiary, who intends to sell up to 1,575,000 shares of common stock previously issued to her.

      o J. Paul Consulting, Shortline Equity Partners, Inc. and Ultimate Investments Corp., intend to sell up to 1,054,411, 500,000 and 607,939 shares of common stock respectively, issued as consulting fees.

Common Stock Offered                5,662,350


Offering Price                      Market price

Common Stock Outstanding            20,003,368 shares
Before The Offering(1)

Common Stock Outstanding            20,003,368
After The Offering(2)

Use Of Proceeds                     We will not receive any of the proceeds from
                                    the sale of stock by the selling
                                    stockholder. See "Use of Proceeds."

Risk Factors                        The securities offered hereby involve a high
                                    degree of risk and immediate substantial dilution and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors" and "Dilution."

Dividend Policy                     We do not intend to pay dividends on our
                                    common stock. We plan to retain any earnings for use in the operation of our business and to find future growth.

Over-The-Counter                    PDHO
Bulletin Board Symbol

----------


(1)   Based on shares outstanding as of June 3, 2005.


(2) Assumes that all shares of common stock underlying options, which are offered under this Prospectus, are issued.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION


The following is a summary of our Financial Statements, which are included elsewhere in this Prospectus. You should read the following data together with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this Prospectus as well as with our Financial Statements, and the notes therewith. Effective November 5, 2004, we revoked our S-Corporation status and became a C Corporation. After the revocation of the S election, we will be responsible for income taxes generated as a result of reporting taxable income. The financial statements as of December 31, 2004, 2003, 2002, 2001 and 2000 include both our audited financial statements and pro-forma adjustments to provide for an income tax provision (benefit) and a deferred income tax liability for each year presented as if we had been a C Corporation during these periods of operation. We assumed an effective tax rate of 38.6% which reflects Federal taxes at 34% and state taxes, net of the Federal benefit. There are no significant permanent differences in any of the periods presented.

                                                       FOR THE YEAR     FOR THE YEAR    FOR THE YEAR    FOR THE YEAR    FOR THE YEAR
                                                          ENDED            ENDED           ENDED           ENDED           ENDED
                                                       DECEMBER 31,     DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
STATEMENT OF OPERATION DATA:                               2004             2003            2002            2001            2000
                                                       ------------     ------------    ------------    ------------    ------------
Contract revenue
Service contracts                                      $ 41,959,912     $ 36,091,375    $ 26,656,972    $ 16,102,170    $ 14,532,720
Repair and maintenance contracts                         19,796,389       15,114,617      11,016,120      11,085,549       2,822,388
                                                       ------------     ------------    ------------    ------------    ------------
Total contract revenue                                   61,756,301       51,205,992      37,673,092      27,187,719      16,355,108
                                                       ------------     ------------    ------------    ------------    ------------

Cost of revenue
Service contracts                                        28,000,237       26,282,131      19,189,806      11,059,239       9,426,042
Repair and maintenance contracts                         18,672,946       12,468,283       9,051,552       9,420,046       2,370,422
                                                       ------------     ------------    ------------    ------------    ------------
Total cost of revenue                                    46,673,183       38,750,414      28,241,358      20,479,285      11,796,464
                                                       ------------     ------------    ------------    ------------    ------------

Gross margin                                             15,083,118       12,455,578       9,431,734       6,708,434       4,558,644

Other operating costs and expenses                       16,866,248       12,010,104       7,076,113       5,353,293       3,874,491
                                                       ------------     ------------    ------------    ------------    ------------

Income (loss) from operations                            (1,783,130)         445,474       2,363,469       1,355,141         684,153

Total other (expense) income                                (49,391)          21,402          31,963          38,718          53,014
                                                       ------------     ------------    ------------    ------------    ------------

Net income (loss) before income taxes                    (1,832,521)         466,876       2,395,432       1,393,859         737,167

Income tax provision                                      1,934,380           35,125           7,529           5,306           2,300
                                                       ------------     ------------    ------------    ------------    ------------

Net income (loss)                                      $ (3,766,901)    $    431,751    $  2,387,903    $  1,388,553    $    734,867
                                                       ============     ============    ============    ============    ============

Basic and diluted net income (loss) per
  common share                                         ($      0.21)    $       0.03    $       0.14    $       0.08    $       0.04

Weighted average common shares
  outstanding                                            17,896,709       17,500,000      17,500,000      17,500,000      17,500,000


Pro-forma income tax provision (benefit)                   (707,353)         180,214         924,636         535,572         283,659
                                                       ------------     ------------    ------------    ------------    ------------

Pro-forma net income (loss)                            $ (1,125,168)    $    286,662    $  1,470,796    $    852,572    $    451,208
                                                       ============     ============    ============    ============    ============

Pro-forma basic and diluted net
  income (loss) per common share                       ($      0.06)    $       0.02    $       0.08    $       0.05    $       0.03

Pro-forma weighted average common shares
  outstanding                                            17,896,709       17,896,709      17,896,709      17,896,709      17,896,709

                                                   December 31,     December 31,     December 31,     December 31,     December 31,
BALANCE SHEET DATA:                                    2004             2003             2002             2001             2000
                                                   ------------     ------------     ------------     ------------     ------------
Current assets
  Cash                                             $    179,389     $     17,890     $    630,847     $     52,300     $     30,401
  Accounts receivable - contracts                    11,478,901       14,494,968        8,511,109        6,343,525        3,385,008
  Inventory, net                                        616,020          540,005               --               --               --
  Current portion of notes
    receivable - stockholder                                 --               --           20,861           19,453           18,141
  Prepaid expenses and other
    current assets                                    4,329,660        2,238,405        1,383,962          737,153           80,547
                                                   ------------     ------------     ------------     ------------     ------------
    Total current assets                             16,603,970       17,291,268       10,546,779        7,152,431        3,514,097
                                                   ------------     ------------     ------------     ------------     ------------

    Total property and equipment                      1,511,535        1,219,424          274,806          166,247          129,228
      Less:  accumulated
        depreciation                                   (504,348)        (204,690)        (119,324)         (71,323)         (40,386)
                                                   ------------     ------------     ------------     ------------     ------------

    Net property and equipment                        1,007,187        1,014,734          155,482           94,924           88,842

    Total other assets                                   77,182           76,207           45,717           62,105           79,350
                                                   ------------     ------------     ------------     ------------     ------------

    Total assets                                   $ 17,688,339     $ 18,382,209     $ 10,747,978     $  7,309,460     $  3,682,289

Current liabilities
  Bank overdraft                                   $  1,046,160     $    695,980     $  1,331,365     $    418,223     $    449,316
  Note payable - line of credit                       3,220,072        3,000,000          358,819          529,965          383,166
  Accounts payable                                    5,476,967        4,514,721        2,550,592        2,518,155          548,539
  Deferred revenue                                    1,749,410        2,328,690               --               --               --
  Accrued wages and payroll taxes                     1,812,545        1,601,297          812,444          536,262          382,967
  Deferred income taxes                                 527,000               --               --               --               --
                                                   ------------     ------------     ------------     ------------     ------------
    Total current liabilities                        13,832,154       12,140,688        5,053,220        4,002,605        1,763,988

Long-term liabilities
       Deferred rent                                    144,435          115,012               --               --               --
    Deferred income tax, net current
    portion                                           1,356,000               --               --               --               --
                                                   ------------     ------------     ------------     ------------     ------------

      Total liabilities                            $ 15,332,589     $ 12,255,700     $  5,053,220     $  4,002,605     $  1,763,988
                                                   ============     ============     ============     ============     ============

      Total stockholders' equity                   $  2,355,750     $  6,126,509     $  5,694,758     $  3,306,855     $  1,918,301
                                                   ============     ============     ============     ============     ============

      Total liabilities and
        stockholders' equity                       $ 17,688,339     $ 18,382,209     $ 10,747,978     $  7,309,460     $  3,682,289
                                                   ============     ============     ============     ============     ============


Pro-forma adjustment to add
  deferred income tax liability                              --     $  2,591,353     $  2,411,139     $  1,489,408     $    953,836
                                                   ============     ============     ============     ============     ============
Pro-forma total liabilities                        $ 15,332,589     $ 14,847,053     $  7,464,359     $  5,492,013     $  2,717,824
                                                   ============     ============     ============     ============     ============
Pro-forma total stockholders' equity               $  2,355,750     $  3,535,156     $  3,283,619     $  1,817,447     $    964,465
                                                   ============     ============     ============     ============     ============

                       SUPPLEMENTARY FINANCIAL INFORMATION


      The following tables present Paradigm Holdings, Inc. and Subsidiaries condensed operating results for quarter ending March 31, 2005 and each of the eight fiscal quarters for the periods ended December 31, 2004 and 2003. The information for each of these quarters is unaudited. In the opinion of management, all necessary adjustments, which consist only of normal and recurring accruals, have been included to fairly present the unaudited quarterly results. This data should be read together with Paradigm Holdings, Inc. and Subsidiaries consolidated financial statements and the notes thereto, the Independent Auditors Report and Management's Discussions and Analysis of Financial Condition and Results of Operations.

            THREE MONTHS ENDED (IN THOUSANDS, EXCEPT PER SHARE DATA)

                            MAR 31,        DEC 31,        SEP 30,         JUN 30,         MAR 31,          DEC 31,        SEP 30,
                             2005           2004           2004            2004            2004             2003           2003
                        ------------   ------------    ------------    ------------    ------------    ------------    ------------
Current revenue         $     15,134   $     15,780    $     16,593    $     15,272    $     14,111    $     14,037    $     12,282
Net income (loss)
  before income
  taxes                          347         (1,281)           (230)           (143)           (149)            (60)           (175)
Income tax                       135          1,934              26               0               4              25              (2)
  provision (benefit)
Net income (loss)       $        212   $     (3,215)   $       (256)   $       (143)   $       (153)   $        (85)   $       (173)
Basic and diluted
  net income (loss)     $        .01   $       (.17)   $       (.02)   $       (.01)   $       (.01)   $       (.01)   $       (.01)
  per common share
Weighted average
  common shares           20,003,368     19,078,210      17,500,000      17,500,000      17,500,000      17,500,000      17,500,000
  outstanding

Pro-forma net
  income (loss)                  212           (787)           (157)            (88)            (94)            (32)           (106)

Pro-forma basic and
  diluted net
  income (loss) per
  common share                   .01           (.04)           (.01)             --              --              --            (.01)
Pro-forma weighted
  average common
  shares outstanding      20,003,368     17,896,709      17,896,709      17,896,709      17,896,709      17,896,709      17,896,709

                              JUN 30,        MAR 31,
                               2003           2003
                           ------------   ------------
Current revenue            $     14,287   $     10,600
Net income (loss)
  before income
  taxes                             752            (50)
Income tax                            0             12
  provision (benefit)
Net income (loss)          $        752   $        (62)
Basic and diluted
  net income (loss)        $        .04   $       (.01)
  per common share
Weighted average
  common shares              17,500,000     17,500,000
  outstanding

Pro-forma net
  income (loss)                     462            (38)

Pro-forma basic and
  diluted net
  income (loss) per
  common share                      .03             --
Pro-forma weighted
  average common
  shares outstanding         17,896,709     17,896,709

                                  RISK FACTORS


      This risk factor section discusses all material risks to the potential investor. As part of your evaluation of us, you should take into account not solely our business approach and strategy, but also the special risks we face in our business. Because our business is substantially dependent upon contracts with the U.S. federal government, we are subject to a number of risks that arise from the way in which the U.S. federal government conducts business. For example, as a government contractor, our operations are subject to shifts in government spending priorities. Our business is also subject to complex government procurement laws and regulations and may be adversely affected by government imposed contract provisions that are more favorable to the government than those in normal commercial contracts. Also, our operations are subject to government audits.

      For more information about these and other risks, see "Risk Related to Our Business". You should carefully consider all of the risk factors together with all of the other information included in this prospectus when making a decision to invest in our Company. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.


                          RISKS RELATED TO OUR BUSINESS

We May Need To Raise Additional Capital To Finance Operations


      We have relied on significant external financing to fund our operations. As of March 31, 2005 and March 31, 2004, we had $246,761 and $668,072,
respectively, in cash and our total current assets were $15.5 million and $15.1 million, respectively. As of December 31, 2004 and December 31, 2003, we had $179,389 and $17,890, respectively, in cash and our total current assets were $16,603,970 and $17,291,268, respectively. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing may be required to cover our operating costs. If we do not maintain profitable operations, it is unlikely that we will be able to secure additional financing from external sources. The sale of our common stock to raise capital may cause dilution to our existing shareholders. Any of these events would be materially harmful to our business and may result in a lower stock price. Our inability to obtain adequate financing may result in the need to curtail business operations and you could lose your entire investment. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Our Common Stock May Be Affected By Limited Trading Volume And May Fluctuate Significantly

      Our common stock is traded on the Over-the-Counter Bulletin Board. Prior to this offering, there has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. As a result, this could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock is thinly traded compared to larger, more widely known companies in the information technology services industry. Thinly traded common stock can be more volatile than common stock traded in an active public market. The average daily trading volume of our common stock in January 2005 was 1000 shares per day. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

All Of Our Revenues Would Be Substantially Threatened If Our Relationships With Agencies Of The Federal Government Were Harmed


      Our largest clients, Department of Treasury and Department of Justice, are agencies of the federal government. If the federal government in general, or any significant government agency, uses less of our services or terminates its relationship with us, our revenues could decline substantially. We could be forced to curtail or cease our business operations. During the year ended December 31, 2004, contracts with the federal government accounted for approximately 99% of our revenues, of which 55% of our revenue was U.S. Small Business Administration (SBA) 8(a) business. During that same period, our five largest clients, all agencies of the federal government, generated approximately 93% of our revenues. Failure to migrate the 8(a) backlog work to other government contract vehicles or take a subcontract role when the business comes up for re-compete could significantly impact our revenues. We believe that federal government contracts are likely to continue to account for a significant portion of our revenues for the foreseeable future. The volume of work that we perform for a specific client, however, is likely to vary from year to year, and a significant client in one year may not use our services as extensively, or at all, in a subsequent year.

The Calculation of Our Backlog is Subject to Numerous Uncertainties, And We May Not Receive the Full amounts of Revenue Estimated Under the Contracts included in Our backlog, Which Could Reduce Our Revenue in Future Periods.

      Backlog is our estimate of the amount of revenue we expect to realize over the remaining life of the signed contracts and task orders we have in hand as of the measurement date. Our total backlog consists of funded and unfunded backlog. In the case of government contracts, we define funded backlog as estimated future revenues under government contracts and task orders for which funding has been appropriated by Congress and authorized for expenditure by the applicable agency under our contracts. Unfunded backlog is the difference between total backlog and funded backlog. Our total backlog does not include estimates of backlog from GWAC or GSA schedules beyond signed, funded task orders, but does include estimated backlog beyond signed, funded task orders for other types of ID/IQ contracts. Backlog also includes an estimate of future revenues we expect to realize from commercial contracts.

      The calculation of backlog is highly subjective and is subject to numerous uncertainties and estimates, and there can be no assurance that we will in fact receive the amounts we have included in our backlog. Our assessment of a contract's potential value is based upon factors such as historical trends, competition and budget availability. In the case of contracts which may be renewed at the option of the applicable agency, we generally calculate backlog by assuming that the agency will exercise all of its renewal options; however, the applicable agency may elect not to exercise its renewal options. In addition, federal contracts typically are only partially funded at any point during their term, and all or some of the work to be performed under a contract may remain unfunded unless and until Congress makes subsequent appropriations and the procuring agency allocates funding to the contact. Our estimate of the portion of backlog from which we expect to recognize revenues in fiscal 2005 or any future period is likely to be inaccurate because the receipt and timing of any of these revenues is dependent upon subsequent appropriation and allocation of funding and is subject to various contingencies, such as timing of task orders, many of which are beyond our control. In addition, we may never receive revenues from some of the engagements that are included in our backlog and this risk is greater with respect to unfunded backlog. The actual receipt of revenues on engagements included in backlog may never occur or may change because a program schedule could change, the program could be canceled, the governmental agency could elect not to exercise renewal options under a contract or could select other contractors to perform services, or a contract could be reduced, modified or terminated. Additionally, the maximum contract value specified under a government contract or task order awarded to us is not necessarily indicative of the revenues that we will realize under that contract. We also derive revenues from ID/IQ contracts, which typically do not require the government to purchase a specific amount of goods or services under the contract other than a minimum quantity which is generally very small. If we fail to realize revenue included in our backlog, our revenues and operating results for the then current fiscal year as well as future reporting periods may be materially harmed.

Our Government Contracts May Be Terminated Or Adversely Modified Prior To Completion, Which Could Adversely Affect Our Business

      We derive substantially all of our revenues from government contracts that typically are awarded through competitive processes and span a one year base period and one or more option years. The unexpected termination or non-renewal of one or more of our significant contracts could result in significant revenue shortfalls. Our clients generally have the right not to exercise the option periods. In addition, our contracts typically contain provisions permitting an agency to terminate the contract on short notice, with or without cause. Following termination, if the client requires further services of the type provided in the contract, there is frequently a competitive re-bidding process. We may not win any particular re-bid or be able to successfully bid on new contracts to replace those that have been terminated. Even if we do win the re-bid, we may experience revenue shortfalls in periods where we anticipated revenues from the contract rather than its termination and subsequent re-bidding. These revenue shortfalls could harm operating results for those periods have a material adverse effect on our business, prospects, financial condition and results of operations.


We May have Difficulty Identifying and Executing Future Acquisitions on Favorable Terms, Which May Adversely Affect Our Results of Operations and Stock Price.


      We cannot assure you that we will be able to identify and execute acquisitions in the future on terms that are favorable to us, or at all. One of our key growth strategies will be to selectively pursue acquisitions. Through acquisitions, we plan to expand our base of federal government and commercial clients, increased the range of solutions we offer to our clients and deepen our penetration of existing clients. We may encounter difficulty identifying and executing suitable acquisitions. Without acquisitions, we may not grow as rapidly as the market expects, which could cause our actual results to differ materially from those anticipated. We may encounter other risks in executing our acquisition strategy, including:

      We may encounter other risks in executing our acquisition strategy, including:

      o increased competition for acquisitions which may increase the price of our acquisitions; and




      o our failure to discover material liabilities during the due diligence process, including the failure of prior owners of any acquired businesses or their employees to comply with applicable laws, such as the Federal Acquisition Regulation and health, safety, employment and environmental laws, or their failure to fulfill their contractual obligations to the Federal Government or other clients; or

      o acquisition financing may not be available on reasonable terms or at all.


      In connection with any future acquisitions, we may decide to consolidate the operations of any acquired business with our existing operations or to make other changes with respect to the acquired business, which could result in special charges or other expenses. Our results of operations also may be adversely affected by expenses we incur in making acquisitions and, in the event that any goodwill resulting from present or future acquisitions is found to be impaired, by goodwill impairment charges.

      In addition, our ability to make future acquisitions may require us to obtain additional financing and we may be materially adversely affected if we cannot obtain additional financing for any future acquisitions. To the extent that we seek to acquire other businesses in exchange for our common stock, fluctuations in our stock price could have a material adverse effect on our ability to complete acquisitions and the issuance of common stock to acquire other businesses could be dilutive to our stockholders. To the extent that we use borrowings to acquire other businesses, our debt service obligations could increase substantially and relevant debt instruments may, among other things, impose additional restrictions on our operations, require us to comply with additional financial covenants or require us to pledge additional assets to secure our borrowings.




      Any future acquisitions we make could disrupt our business and seriously harm our financial condition. We intend to consider investments in complementary companies, products and technologies. While we have no current agreements to do so, we anticipate buying businesses, products and/or technologies in the future in order to fully implement our business strategy. In the event of any future acquisitions, we may:

      o issue stock that would dilute our current stockholders' percentage ownership;

      o     incur debt;

      o     assume liabilities;

      o incur amortization expenses related to goodwill and other intangible assets; or

      o     incur large and immediate write-offs.

      The use of debt or leverage to finance our future acquisitions should allow us to make acquisitions with an amount of cash in excess of what may be currently available to us. If we use debt to leverage up our assets, we may not be able to meet our debt obligations if our internal projections are incorrect or if there is a market downturn. This may result in a default and the loss in foreclosure proceedings of the acquired business or the possible bankruptcy of our business.

      Our operation of any acquired business will also involve numerous risks, including:

      o integration of the operations of the acquired business and its technologies or products;

      o     unanticipated costs;

      o     diversion of management's attention from our core business;

      o adverse effects on existing business relationships with suppliers and customers;

      o risks associated with entering markets in which we have limited prior experience; and

      o potential loss of key employees, particularly those of the purchased organizations.


      The success of our acquisition strategy will depend upon our ability to successfully integrate any businesses we may acquire in the future. The integration of these businesses into our operations may result in unforeseen events or operating difficulties, absorb significant management attention and require significant financial resources that would otherwise be available for the ongoing development of our business. These integration difficulties could include the integration of personnel with disparate business backgrounds, the transition to new information systems, coordination of geographically dispersed organizations, loss of key employees of acquired companies and reconciliation of different corporate cultures. For these or other reasons, we may be unable to retain key clients or to retain or renew contracts of acquired companies. Moreover, any acquired business may fail to generate the revenue or net income we expected or produce the efficiencies or cost-savings that we anticipated. Any of these outcomes could materially adversely affect our operating results.

Failing To Maintain Strong Relationships With Prime Contractors Could Result In A Decline In Our Revenues


      We derived approximately 5% of our revenues during the twelve months ended December 31, 2004 through our subcontractor relationships with prime contractors, which, in turn, hold the prime contract with end-clients. We project over the next few years; the percentage of subcontractor revenue will increase significantly. If any of these prime contractors eliminate or reduce their engagements with us, or have their engagements eliminated or reduced by their end-clients, we will lose this source of revenues, which, if not replaced, could force us to curtail our business operations.


Our Relatively Fixed Operating Expenses Expose Us To Greater Risk Of Incurring Losses

      We incur costs based on our expectations of future revenues. Our operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of engagements in progress. These factors make it difficult for us to predict our revenues and operating results. If we fail to predict our revenues accurately, it may seriously harm our financial condition and we could be forced to curtail or cease our business operations.

A Reduction In Or The Termination Of Our Services Could Lead To Underutilization Of Our Employees And Could Harm Our Operating Results

      Our employee compensation expenses are relatively fixed. Therefore, if a client defers, modifies or cancels an engagement or chooses not to retain us for additional phases of a project, our operating results will be harmed unless we can rapidly redeploy our employees to other engagements in order to minimize underutilization. If we fail to redeploy our employees, we could be forced to curtail or cease our business operations.

Our Business May Be Adversely Affected If We Cannot Collect Our Receivables


      65% of our total assets are in the form of accounts receivable, thus, we depend on the collection of our receivables to generate cash flow, provide working capital, pay debt and continue our business operations. If the federal government, any of our other clients or any prime contractor for whom we are a subcontractor fails to pay or delays the payment of their outstanding invoices for any reason, our business and financial condition may be materially adversely affected. The government may fail to pay outstanding invoices for a number of reasons, including lack of appropriated funds or lack of an approved budget.


If We Experience Difficulties Collecting Receivables It Could Cause Our Actual Results To Differ Materially From Those Anticipated



      We have not paid any cash dividends on our capital stock and we do not anticipate paying cash dividends in the future. Investors should not make an investment in our common stock if they require dividend income. Any return on an investment in our common stock will be as a result of any appreciation, if any, in our stock price.

We Must Recruit And Retain Qualified Professionals To Succeed In Our Labor Intensive Business

      Our future success depends in large part on our ability to recruit and retain qualified professionals skilled in complex information technology services and solutions. Such personnel as Java developers and other hard-to-find information technology professionals are in great demand and are likely to remain a limited resource in the foreseeable future. Competition for qualified professionals is intense. Any inability to recruit and retain a sufficient number of these professionals could hinder the growth of our business. The future success of Paradigm Holdings will depend on our ability to attract, train, retain and motivate direct sales, customer support and highly skilled management and technical employees. We may not be able to successfully expand its direct sales force, which would limit our ability to expand our customer base. Further, we may not be able to hire highly trained consultants and support engineers which would make it difficult to meet our clients' demands. If we cannot successfully identify and integrate new employees into its business, we will not be able to manage our growth effectively and we could be forced to curtail our business operations.


      Because a significant component of our growth strategy relates to increasing our revenue from sales of our services and software, our growth strategy will be adversely affected if we are unable to develop and maintain an effective sales force to market our services to our federal and commercial customers. A key component of our growth strategy is the recruitment of additional sales executives. Our effort to build an effective sales force may not be successful and, therefore, we could be forced to curtail our business operations.


We May Lose Money Or Generate Less Than Anticipated Profits If We Do Not Accurately Estimate The Cost Of An Engagement Which Is Conducted On A Fixed-Price Basis

      We perform a significant portion of our engagements on a fixed-price basis. We derived 52% of our total revenue in fiscal year 2004 and 50% of our total revenue in fiscal year 2003 from fixed-price contracts. Fixed price contracts require us to price our contracts by predicting our expenditures in advance. In addition, some of our engagements obligate us to provide ongoing maintenance and other supporting or ancillary services on a fixed-price basis or with limitations on our ability to increase prices. Many of our engagements are also on a time-and-material basis. While these types of contracts are generally subject to less uncertainty than fixed-price contracts, to the extent that our actual labor costs are higher than the contract rates, our actual results could differ materially from those anticipated and we could be forced to curtail or cease our business operations.


      When making proposals for engagements on a fixed-price basis, we rely on our estimates of costs and timing for completing the projects. These estimates reflect our best judgment regarding our capability to complete the task efficiently. Any increased or unexpected costs or unanticipated delays in connection with the performance of fixed-price contracts, including delays caused by factors outside our control, could make these contracts less profitable or unprofitable. From time to time, unexpected costs and unanticipated delays have caused us to incur losses on fixed-price contracts, primarily in connection with state government clients. On rare occasions, these losses have been significant. In the event that we encounter such problems in the future, our actual results could differ materially from those anticipated.


We Could Lose Revenues And Clients And Expose Our Company To Liability If We Fail To Meet Client Expectations

      We create, implement and maintain technology solutions that are often critical to our clients' operations. If our technology solutions or other applications have significant defects or errors or fail to meet our clients' expectations, we may:

      o     Lose revenues due to adverse client reaction;

      o Be required to provide additional remediation services to a client at no charge;

      o Receive negative publicity, which could damage our reputation and adversely affect our ability to attract or retain clients; or

      o Suffer claims for substantial damages against us, regardless of our responsibility for the failure.

      While many of our contracts limit our liability for damages that may arise from negligent acts, errors, mistakes or omissions in rendering services to our clients, we cannot be sure that these contractual provisions will protect us from liability for damages if we are sued. Furthermore, our general liability insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims or the insurer may disclaim coverage as to any future claim. The successful assertion of any large claim against us could force us to curtail or cease our business operations. Even if not successful, such claims could result in significant legal and other costs and may be a distraction to management.

Security Breaches In Sensitive Government Systems Could Result In The Loss Of Clients And Negative Publicity

      Some of the systems we develop involve managing and protecting information involved in sensitive government functions. A security breach in one of these systems could cause serious harm to our business, could result in negative publicity and could prevent us from having further access to such critically sensitive systems or other similarly sensitive areas for other government clients, which could force us to curtail or cease our business operations. Losses that we could incur from such a security breach could exceed the policy limits that we are currently putting in place under the "errors and omissions" liability insurance.

If We Cannot Obtain The Necessary Security Clearances, We May Not Be Able To Perform Classified Work For The Government And We Could Be Forced to Curtail or Cease Our Business Operations

      Government contracts require us, and some of our employees, to maintain security clearances. If we lose or are unable to obtain security clearances, the client can terminate the contract or decide not to renew it upon its expiration. As a result, to the extent we cannot obtain the required security clearances for our employees working on a particular engagement, we may not derive the revenue anticipated from the engagement, which, if not replaced with revenue from other engagements, could force us to curtail or cease our business operations.

We Depend On Our Senior Management Team, And The Loss Of Any Member May Adversely Affect Our Ability To Obtain And Maintain Clients

      We believe that our success depends on the continued employment of our senior management team. We have key executive life insurance policies for each member of the team for up to $1 million. This includes Raymond Huger, Chairman & CEO; Frank Jakovac, President & COO; and Mark Serway, SVP & CFO. Their dependence is particularly important to our business because personal relationships are a critical element of obtaining and maintaining client engagements. If one or more members of our senior management team were unable or unwilling to continue in their present positions, such persons would be difficult to replace and our business could be seriously harmed. Furthermore, clients or other companies seeking to develop in-house capabilities may attempt to hire some of our key employees. Employee defections to clients or competitors would not only result in the loss of key employees but could also result in the loss of a client relationship or a new business opportunity. Any losses of client relationships could seriously harm our business and force us to curtail or cease our business operations.



Audits Of Our Government Contracts May Result In A Reduction In The Revenue We Receive From Those Contracts Or May Result In Civil Or Criminal Penalties That Could Harm Our Reputation


      Federal government agencies routinely audit government contracts. These agencies review a contractor's performance on its contract, pricing practices, cost structure and compliance with applicable laws, regulations and standards. An audit could result in a substantial adjustment to our revenues because any costs found to be improperly allocated to a specific contract will not be reimbursed, while improper costs already reimbursed must be refunded. If a government audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or debarment from doing business with federal government agencies. In addition, if allegations of impropriety were made against us or we could be forced to curtail or cease our business operations.


We May Be Liable For Penalties Under A Variety Of Procurement Rules And Regulations, And Changes In Government Regulations Could Slow Our Growth Or Reduce Our Profitability

      We must comply with and are affected by federal government regulations relating to the formation, administration and performance of government contracts. These regulations affect how we do business with our clients and may impose added costs on our business. Any failure to comply with applicable laws and regulations could result in contract termination, price or fee reductions or suspension or debarment from contracting with the federal government, which could force us to curtail or cease our business operations. Further, the federal government may reform its procurement practices or adopt new contracting methods relating to the GSA Schedule or other government-wide contract vehicles. If we are unable to successfully adapt to those changes, our business could be seriously harmed.

Our Failure To Adequately Protect Our Confidential Information And Proprietary Rights May Harm Our Competitive Position And Force Us To Curtail or Cease Our Business Operations

      While our employees execute confidentiality agreements, we cannot guarantee that this will be adequate to deter misappropriation of our confidential information. In addition, we may not be able to detect unauthorized use of our intellectual property in order to take appropriate steps to enforce our rights. If third parties infringe or misappropriate our copyrights, trademarks or other proprietary information, our competitive position could be seriously harmed, which could force us to curtail or cease our business operations. In addition, other parties may assert infringement claims against us or claim that we have violated their intellectual property rights. Such claims, even if not true, could result in significant legal and other costs and may be a distraction to management.

Risks Related To The Information Technology Solutions And Services Market Competition Could Result In Price Reductions, Reduced Profitability And Loss Of Market Share

      Competition in the federal marketplace for information technology solutions and services is intense. If we are unable to differentiate our offerings from those of our competitors, our revenue growth and operating margins may decline, which could force us to curtail or cease our business operations. Many of our competitors are larger and have greater financial, technical, marketing and public relations resources, larger client bases and greater brand or name recognition than Paradigm. Our larger competitors may be able to provide clients with additional benefits, including reduced prices. We may be unable to offer prices at those reduced rates, which may cause us to lose business and market share. Alternatively, we could decide to offer the lower prices, which could harm our profitability. If we fail to compete successfully, our business could be seriously harmed, which could force us to curtail or cease our business operations.

      Our current competitors include, and may in the future include, information technology services providers and large government contractors such as QSS Group, Pragmatics, Computer & Hi-Tech Management, Inc. Booz-Allen & Hamilton, Computer Sciences Corporation, RSIS, SRA, ATS, Electronic Data Systems, PEC Solutions, Science Applications International Corporation, and Lockheed Martin.

      Current and potential competitors also have established or may establish cooperative relationships among themselves or with third parties to increase their ability to address client needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. In addition, some of our competitors may develop services that are superior to, or have greater market acceptance than, the services that we offer.

If A Viable Market For Government Information Technology Services Is Not Sustained, We Could Be Forced to Curtail Or Cease Our Business Operations

      We cannot be certain that a viable government market for technology services will be sustainable. If this market is not sustained and we are unable to refocus our services on the private sector market or other in-demand technologies, our growth would be negatively affected.

      Although government agencies have recently increased focus on and funding for technology initiatives, we cannot be certain that these initiatives will continue in the future. Budget cutbacks or political changes could result in a change of focus or reductions in funding for technology initiatives, which could force us to curtail or cease our business operations.

Risks Related To The Ownership Of Our Common Stock, Quarterly Revenues And Operating Results Could Be Volatile And May Cause Our Stock Price To Fluctuate

      The rate at which the federal government procures technology may be negatively affected following changes in Presidential administrations and in senior government officials. As a result, our operating results could be volatile and difficult to predict, and period-to-period comparisons of our operating results may not be a good indication of our future performance.

      A significant portion of our operating expenses, such as personnel and facilities costs, are fixed in the short term. Therefore, any failure to generate revenues according to our expectations in a particular quarter could result in reduced income in the quarter. In addition, our quarterly operating results may not meet the expectations of securities analysts or investors, which in turn may have an adverse affect on the market price of our common stock.

Our Common Stock Is Deemed To Be "Penny Stock," Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

      Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

      o     With a price of less than $5.00 per share;

      o     That are not traded on a "recognized" national exchange;


      o Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or


      o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

      Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

Investors Should Not Rely On An Investment In Our Stock For The Payment Of Cash Dividends

      We have not paid any cash dividends on our capital stock and we do not anticipate paying cash dividends in the future. Investors should not make an investment in our common stock if they require dividend income. Any return on an investment in our common stock will be as a result of any appreciation, if any, in our stock price.

                         RISKS RELATED TO THIS OFFERING

Future Sales By Our Stockholders May Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings


      Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Some of our shareholders, including officers and directors are the holders of "restricted securities". These restricted securities may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144. As of June 10, 2005, approximately 19,500,000 shares of our common stock are deemed restricted. Five million six hundred sixty-two thousand one hundred forty-nine (5,662,350) of these shares of common stock may be immediately resold in the public market upon effectiveness of the accompanying registration statement.

The Selling Stockholders Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

      The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 5,662,350 shares of common stock, the number of shares being registered in this offering, or 28.3% of our issued and outstanding shares of common stock as of June 3, 2005, may be sold. Such sales may cause our stock price to decline.


The Sale Of Material Amounts Of Common Stock Under The Accompanying Registration Statement Could Encourage Short Sales By Third Parties

      The significant downward pressure on our stock price caused by the sale of a significant number of shares registered in the accompanying registration statement could cause our stock price to decline, thus allowing short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. The presence of short sellers in our common stock may further depress the price of our common stock.

The Price You Pay In This Offering Will Fluctuate

      The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

                           FORWARD-LOOKING STATEMENTS

Risks Associated With Forward-Looking Statements

      This Prospectus contains certain forward-looking statements regarding management's plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this Prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

      The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that there will be no material adverse competitive or technological change in conditions in our business, that demand for our products will significantly increase, that our President and Chief Executive Officer will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us or our manufacturers and/or suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the "Risk Factors" section of this prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

      Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this prospectus and in the documents incorporated by reference into this prospectus that is not a statement of an historical fact constitutes a "forward-looking statement". Further, when we use the words "may", "expect", "anticipate", "plan", "believe", "seek", "estimate", "internal", and similar words, we intend to identify statements and expressions that may be forward-looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed below. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under "Risk Factors" below or elsewhere in this Prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.


      Backlog is our estimate of the amount of future revenue we expect to realize over the remaining life of signed contracts and task orders we have in hand as of the measurement date. All statements regarding the amount of our backlog are forward-looking statements and are subject to the risks and uncertainties described above and elsewhere in this prospectus.

      In addition, this prospectus contains forecasts and estimates regarding the information technology market and federal government's spending and workforce and related matters, including estimates regarding projected growth in the federal government's information technology spending, projected federal government appropriations for homeland security, intelligence, national defense and similar matters, the projected increase in outsourcing by the federal government, the aging of the federal government's civilian workforce and employee turnover rates at other companies in our industry. These forecasts and estimates have been derived from publicly available information, industry publications and data compiled by independent market research firms. Although we believe this information is reliable, we have not independently verified this information and we cannot assure you that it is accurate or that the forecasts will prove correct.

                              SELLING STOCKHOLDERS

      The following table presents information regarding the selling stockholders. A description of each selling shareholder's relationship to Paradigm Holdings and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.


                                                                                     Percentage
                                                       Percentage                        of
                                                           of                        Outstanding
                                                       Outstanding                     Shares
                                          Shares         Shares                      Beneficially
                                       Beneficially   Beneficially       Shares         Owned
                                       Owned Before   Owned Before   to be Sold in      After
Selling Stockholder                      Offering      Offering(1)    the Offering    Offering
-------------------                      --------      -----------    ------------    --------
Raymond Huger                          12,775,000        63.87%           962,500       54.89%
Harry Kaneshiro                         3,150,000        15.75%           962,500       11.14%
Samar Ghadry                            1,575,000         7.87%         1,575,000           0%
J. Paul Consulting                      1,054,411         5.27%         1,054,411           0%
Shortline Equity Partners, Inc.           500,000         2.49%           500,000           0%
Ultimate Investments Corp.                607,939         3.03%           607,439
                                                                        ---------
         TOTAL                                                          5,662,350
                                                                        =========


----------

*     Less than 1%.


(1) Applicable percentage of ownership is based on 20,003,368 shares of common stock outstanding as of June 3, 2005, together with securities exercisable or convertible into shares of common stock within 60 days of June 3, 2005, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of June 3, 2005 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.


      The following information contains a description of each selling shareholder's relationship to Paradigm Holdings and how each selling shareholder acquired the shares to be sold in this offering. None of the selling stockholders have held a position or office, or had any other material relationship, with Paradigm Holdings, except as follows:

      Raymond Huger, our Chairman of the Board of Directors and Chief Executive Officer, received his shares as a result of the tax free exchange among Paradigm Holdings, Paradigm Solutions Merger Corp., Paradigm Solutions Corporation and the shareholders of Paradigm Solutions Corporation on November 3, 2004.

      Harry Kaneshiro, a Executive Vice President of Paradigm Solutions Corporation, our wholly-owned subsidiary, received his shares as a result of the tax free exchange among Paradigm Holdings, Paradigm Solutions Merger Corp., Paradigm Solutions Corporation and the shareholders of Paradigm Solutions Corporation on November 3, 2004.

      Samar Ghadry, former Senior Vice President of Paradigm Solutions Corporation, our wholly-owned subsidiary, received her shares as a result of the tax free exchange among Paradigm Holdings, Paradigm Solutions Merger Corp., Paradigm Solutions Corporation and the shareholders of Paradigm Solutions Corporation on November 3, 2004.

      J. Paul Consulting received its shares through private placement and previous consulting services rendered. All investment decisions of J. Paul Consulting are made by Jeff Ploen. On August 27, 2004, J. Paul Consulting subscribed for 2,500,000 shares of common stock from Paradigm Holdings, formerly Cheyenne Resources, Inc., in a private placement transaction for $50,000 or $0.02 per share. In addition, on August 27, 2004, J. Paul Consulting purchased 2,500,000 shares of restricted common stock of Paradigm Holdings from Skye Blue Ventures for $50,000 or $0.02 per share. Skye Blue Ventures had purchased a controlling interest in Cheyenne Resources, Inc., in January 2004, when Cheyenne Resources was delinquent in its filing under the Securities Exchange Act of 1934 and had accumulated significant debt. Mr. Dennis Iler, former President and a Director of Cheyenne Resources and the then-beneficial owner of Skye Blue Ventures, brought Cheyenne Resources current in its securities filings and settled its outstanding debt. J. Paul Consulting, Shortline Equity partners, Inc and Ultimate Investment Corporation purchased control of Cheyenne Resources in August of 2004 with the intent to merge with an operating company. Mr. Jeff Ploen became the sole officer and Director of Paradigm Holdings when J. Paul Consulting, Shortline Equity Partners, Inc. and Ultimate Investments purchased a controlling interest in Paradigm Holdings in August 2004. On November 3, 2004, when Paradigm Holdings entered into an Agreement and Plan of Reorganization with Paradigm Solutions Merger Corp., a Delaware corporation and wholly-owned subsidiary of Paradigm Holdings, Paradigm Solutions Corporation, a Maryland corporation and the shareholders of Paradigm Solutions Corporation, Mr. Ploen resigned his positions as an officer and director of Paradigm Holdings.

      Shortline Equity Partners, Inc. and Ultimate Investments Corp. received its shares through private placement and previous consulting services rendered. All investment decisions of Shortline Equity Partners, Inc. and Ultimate Investments Corp. are made by Lance Baller. On August 27, 2004, Shortline Equity Partners, Inc. subscribed for 2,500,000 shares of common stock from Paradigm Holdings, formerly Cheyenne Resources, Inc, in a private placement transaction for $50,000 or $0.02 per share. In August of 2004, Ultimate Investments Corp. purchased 5,000,000 shares of restricted common stock of Paradigm Holdings from Skye Blue Ventures for $100,000 or $0.02 per share. In addition, on August 27, 2004, J. Paul Consulting purchased 2,500,000 shares of restricted common stock from Paradigm Holdings from Skye Blue Ventures for $50,000 or $0.02 per share. Skye Blue Ventures had purchased a controlling interest in Cheyenne Resources, Inc. in January 2004, when Cheyenne Resources, Inc. was delinquent in its filings under the Securities Exchange Act of 1934 and had accumulated significant debt. Mr. Dennis Iler, former President and a Director of Cheyenne Resources, Inc. and the then-beneficial owner of Skye Blue Ventures, brought Cheyenne Resources, Inc. current in its securities filings and settled its outstanding debt. J. Paul Consulting, Shortline Equity Partners, Inc. and Ultimate Investment Corporation purchased control of Cheyenne Resources, Inc. in August of 2004 with the intent to merge with an operating company.

                                 USE OF PROCEEDS

      This Prospectus relates to shares of our common stock that may be offered and sold from time to time by certain persons, who are, or will become, shareholders of Paradigm Holdings. There will be no proceeds to us from the sale of shares of common stock in this offering.

                              PLAN OF DISTRIBUTION

      The selling stockholders have advised us that the sale or distribution of Paradigm Holdings' common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of Paradigm Holdings' shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of Paradigm Holdings' shares of common stock are quoted. Any transferees and pledges will be identified by a post-effective amendment to the accompanying registration statement. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by a selling stockholder or by agreement between a selling stockholder and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of Paradigm Holdings' common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). Any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

      Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.


      Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock: (i) with a price of less than $5.00 per share; (ii) that are not traded on a "recognized" national exchange; (iii) whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or (iv) in issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.


      Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.


      We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We estimate that the expenses of the offering to be borne by us will be approximately $50,000. The estimated offering expenses consist of: a SEC registration fee of $2,000, printing expenses of $2,500, accounting fees of $15,000, legal fees of $30,000 and miscellaneous expenses of $500. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders.

      The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of common stock of Paradigm Holdings while such selling stockholder is distributing shares covered by this Prospectus. Accordingly, except as noted below, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      THE FOLLOWING INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF PARADIGM HOLDINGS AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS FILING. STATEMENTS IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION AND ELSEWHERE IN THIS PROSPECTUS, THAT ARE NOT STATEMENTS OF HISTORICAL OR CURRENT FACT, CONSTITUTE "FORWARD-LOOKING STATEMENTS."

Overview

      General

      Paradigm Holdings Inc. is an information technology and business solutions provider specializing in information technology infrastructure and software engineering support services, business continuity planning and emergency management services and software to government and commercial clients. Paradigm Holdings, Inc. is comprised of two operating subsidiaries, Paradigm Solutions Corporation and Paradigm Solutions International.


      Paradigm Solutions Corporation is the federal subsidiary whose core competencies are in mission critical systems that focus on key federal agencies such as Justice, Treasury and Homeland Security. Paradigm Solutions International is the newly formed commercial subsidiary whose core competencies are developing and delivering continuity and information technology security/risk management services for commercial businesses. Our innovations in business continuity development, planning, and information technology security have positioned us to become the leader in the fragmented Business Continuity and Continuity of Operations industry.

      We derive substantially all of our revenues from delivery of information technology solutions and services. We generate revenue from contracts with various payment arrangements, including time and materials contracts, fixed-price contracts and cost-reimbursable contracts. We typically issue invoices monthly to manage outstanding accounts receivable balances. We recognize revenues on time and materials contracts as the services are provided. The Company has two basic categories of fixed price contract; fixed unit price; fixed price-level of effort. Revenues on fixed unit price contracts, where specific units of output under service agreements are delivered, is recognized as units are delivered based on the specific price per unit. Revenue on fixed price maintenance contracts is recognized on a pro-rata basis over the length of the service period. Revenue for the fixed price level of effort contacts is recognized based upon the number of units of labor actually delivered multiplied by the agreed rate for each unit of labor. Fixed-price contracts are attractive to clients and, while subject to increased risks, provide opportunities for increased margins. We recognize revenues on cost-reimbursable contracts as services are provided. These revenues are equal to the costs incurred in providing these services plus a proportionate amount of the fee earned. We have historically recovered all of our direct costs on cost-reimbursable contracts, which means we have lower risk and our margins are lower on these contracts. At the end of March 31, 2005, our business comprised of 61% fixed price, 25% time and material, and 14% cost-reimbursable contracts.

      Our historical revenue growth is attributable to various factors, including an increase in the size and number of projects for existing and new clients. At the end of March 31, 2005, prime contractors of the federal government accounted for approximately 95% of our revenues. During that same period, our five largest clients, all agencies of the federal government, generated approximately 93% of our revenues. In most of these engagements, we retain full responsibility for the end-client relationship and direct and manage the activities of our contract staff.

      Paradigm Solutions Corporation utilized the Small Business Administration
(SBA) 8(a) Business Development Program to access the federal marketplace in starting in October of 1995 and graduated from the program in October of 2004. The term "graduate" is used to refer to a Participant's exit from the 8(a) BD Program at the expiration of the Participant's term, thus the business is no longer considered 8(a). This program, allowed the business to build a base of business with various federal civilian agencies. Currently, 50% of our backlog of federal business will continue under this program until the contracts end, after which we will pursue several avenues to maintain the businesses we believe is important to our strategy in this marketplace. This includes either migrating this work to other government contract vehicles if allowed by the customer or taking on a subcontract role when the business comes up for re-compete and teaming with a SBA business who would be the prime. Due to the timing of the recompetes, we expect no material effect on our business in 2005 as a result of graduating from this program in October of 2004.

      Our most significant expense is direct costs, which consist primarily of project personnel salaries, consultants, subcontractors and direct expenses incurred to complete projects. The number of subcontract and consulting employees assigned to a project will vary according to the size, complexity, duration and demands of the project.

      Other operating costs and expenses include fringe benefit expenses, overhead expenses and SG&A expenses consisting primarily of costs associated with our executive management, finance and administrative groups, human resources, marketing and business development resources, employee training, occupancy costs, R&D expenses, depreciation and amortization, travel, and all other overhead and corporate costs.


      Other income consists primarily of interest income earned on our cash, cash equivalents and marketable securities.

Description Of Critical Accounting Policies

      Management's Discussion and Analysis of Financial Condition and Results of Operations discuss our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates including those related to uncollected accounts receivable, contingent liabilities, revenue recognition, and other intangible assets. Management bases its estimates on historical experience and on various other factors that are believed to be reasonable at the time the estimates are made. Actual results may differ from these estimates under different assumptions or conditions. Management believes that our critical accounting policies which require more significant judgments and estimates in the preparation of our consolidated financial statements are revenue recognition, costs of revenues, accounts receivables and property and equipment.

Revenue Recognition


      Services are performed under contracts that may be categorized into three primary types: time and materials, cost-plus reimbursement and firm fixed price. Revenue for time and materials contracts is recognized as labor is incurred at fixed hourly rates, which are negotiated with the customer, plus the cost of any allowable material costs and out-of-pocket expenses. Time and materials contracts are typically more profitable than cost-plus contracts because of our ability to negotiate rates and manage costs on those contracts. Revenue is recognized under cost-plus contracts on the basis of direct and operating costs and expenses incurred plus a negotiated profit calculated as a percentage of costs or as performance-based award fee. Cost-plus type contracts provide relatively less risk than other contract types because we are reimbursed for all direct costs and certain operating costs and expenses, such as overhead and general and administrative expenses, and are paid a fee for work performed. For certain cost plus type contracts, which are referred to as cost-plus award fee type contracts, we recognize the expected fee to be awarded by the customer at the time such fee can be reasonably estimated, based on factors such as our prior award experience, communications with the customer regarding our performance, including any interim performance evaluations rendered by the customer or our average historical award fee rate for the company. The Company has two basic categories of fixed price contract; fixed unit price; fixed price-level of effort. Revenues on fixed unit price contracts, where specific units of output under service agreements are delivered, is recognized as units are delivered based on the specific price per unit. Revenue on fixed price maintenance contracts is recognized on a pro-rata basis over the length of the service period. Revenue for the fixed price level of effort contacts is recognized based upon the number of units of labor actually delivered multiplied by the agreed rate for each unit of labor.


      Contract revenue recognition inherently involves estimation. Examples of such estimates include the level of effort needed to accomplish the tasks under the contract, the cost of those efforts, and a continual assessment of our progress toward the completion of the contract. From time to time, circumstances may arise which require us to revise our estimated total revenue or costs. Typically, these revisions relate to contractual changes. To the extent that a revised estimate affects contract revenue or profit previously recognized, we record the cumulative effect of the revision in the period in which it becomes known. In addition, the full amount of an anticipated loss on any type of contract is recognized in the period in which it becomes known. We may be exposed to variations in profitability if we encounter variances from estimated fees earned under award fee contracts and estimated costs under fixed price contracts.

Costs Of Revenues


      Our costs are categorized as either direct or other operating costs and expenses. Direct costs are those that can be identified with and allocated to specific contracts and tasks. They include labor, subcontractor costs, consultant fees, travel expenses and materials. Other operating costs and expenses are either overhead or general and administrative expenses and also include fringe (vacation time, medical/dental, 401K plan matching contribution, tuition assistance, employee welfare, worker's compensation and other benefits) associated with direct and indirect labor. Other operating costs and expenses cannot be identified with specific contracts or tasks, and to the extent that they are allowable, they are allocated to contracts and tasks using appropriate government-approved methodologies. Costs determined to be unallowable under the Federal Acquisition Regulations cannot be allocated to projects. Our principal unallowable costs are interest expense and certain general and administrative expenses. A key element to be successful in our business is our ability to control indirect and unallowable costs, enabling us to profitably execute our existing contracts and successfully bid for new contracts. Costs of revenues are considered to be a critical accounting policy because of the direct relationship to revenue recognized.




Property And Equipment

      Property and equipment are recorded at the original cost to the corporation and are depreciated using straight-line methods over established useful lives of three to seven years. Software is recorded at original cost and depreciated on the straight-line basis over three years. Leasehold improvements are recorded at the original cost and are depreciated on the straight-line over the life of the lease.

Recent Accounting Pronouncements

      New accounting pronouncements that have a current or future potential impact on our financial statements are as follows:

      Summary of Statement No. 123 (Revised 2004)

      Share-Based Payment

      This Statement is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance.

      Scope of this Statement

      This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in Statement 123 as originally issued and EITF Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." This Statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, Employers' Accounting for Employee Stock Ownership Plans. The Company does not believe that FASB Statement No. 123 will have a material effect on its financial statements.

Results of Operations


      The following tables set forth the relative percentages that certain items of expense and earnings bear to revenue.

                                         Three Months
                                        Ended March 31,                Change
                                    ---------------------       ---------------------
(Dollars in thousands)                2005         2004         Dollars       Percent
                                    -------       -------       -------       -------
Revenue                              15,134        14,111         1,023            7.2%
Cost of Revenue                      10,957        10,654           303            2.8%
Gross Margin                          4,177         3,457           720           20.8%
Other operating costs and
expenses                              3,794         3,595           199            5.5%
Income (loss) from Operations           383          (138)          521          377.5%
Total other (expense) income            (35)          (11)          (24)         218.2%
Income tax (benefit) provision          135             4           131         3275.0%
Net Income (loss)                       212          (153)          365          238.6%

      The table below sets forth, for the periods indicated the service mix in revenue with related percentages of total revenue.

                                             Three Months Ended March 31,
                                            ------------------------------      ------
(Dollars in thousands)                       2005          %         2004          %
                                            ------      ------     -------      ------
Federal Service Contracts                    9,003        59.9%      8,899        63.1%
Federal Repair & Maintenance Contracts       5,856        38.7%      5,207        36.9%
Commercial Service Contracts                   275         1.8%          5         0.0%
                                            ------      ------     -------      ------
Total Revenue                               15,134       100.0%    14,1115       100.0%

      Our revenues and operating results may be subject to significant variation from quarter to quarter depending on a number of factors, including the progress of contracts, revenues earned on contracts, the number of billable days in a quarter, the timing of the pass-through of their direct costs, the commencement and completion of contracts during any particular quarter the schedule of the government agencies for awarding contracts, the term of each contract that we have been awarded and general economic conditions. Because a significant portion of our expenses, such as personnel and facilities costs, are faxed in the short term, successful contract performance and variation in the volume of activity as well as in the number of contracts commenced or completed during any quarter may cause significant variations in operating results from quarter to quarter.

      The Federal Government's fiscal year ends September 30. If a budget for the next fiscal year has not been approved by that date, our clients may have to suspend engagements that we are working on until a budget has been approved. Such suspensions may cause us to realize lower revenues in the fourth quarter of the year. Further, a change in presidential administrations and in senior government officials may negatively affect the rate at which the Federal Government purchases technology.

      As a result of the factors above, period-to-period comparisons of our revenues and operating results may not be meaningful. You should not reply on these comparisons as indicators of future performance as no assurances can be given that quarterly results will not fluctuate, causing a possible material adverse effect on our operating results and financial condition.

Comparison of the Three Months Ended March 31, 2005 and 2004

      Revenue. For the three months ended March 31, 2005, our revenues increased 7.2% to $15.1 million from $14.1 million for the same period in 2004. This increase in revenue primarily reflects an increase in organic growth from our Housing and Urban Development client. We define organic growth as the increase in revenues excluding the revenues associated with acquisitions, divestitures and closures of businesses in comparable periods. In addition to this organic growth, $0.3 million of new revenue can be associated with sale of the commercial OpsPlanner product and services.

      Cost of Revenue. Cost of revenue includes direct labor and other direct costs such as materials and subcontracts. Generally, changes in cost of revenue are correlated to changes in revenue as resources are consumed in the production of that revenue. For the three months ended March 31, 2005, cost of revenue increased 2.8% to $11.0 million from $10.7 for the same period in 2004. This increase was attributable primarily to the increase in revenue. As a percentage of revenue, cost of revenue was 72.4% for the three months ended March 31, 2005 as compared to 75.5% for the three months ended March 31, 2004. This decrease in cost as a percentage of revenue was primarily due to the incremental commercial OpsPlanner product and services sales that generate higher gross margin then our federal service and repair and maintenance business.

      Gross Margin. For the three months ended March 31, 2005, gross margin increased 20.8% to $4.2 million from $3.5 million for the same period in 2004. Gross margin as a percentage of revenues increased to 27.6% in for the three months ended March 31, 2005 from 24.5% for the three months ended March 31, 2004. This overall increase in gross margin was a result of operational cost efficiencies on our HUD-CPD contract and higher margin business on our OpsPlanner product and services business.

      Other Operating Costs and Expenses. For the three months ended March 31, 2005, other operating costs and expenses increased 5.5% to $3.8 million from $3.6 million for the same period in 2004. These expenses grew at a rate slightly greater than the growth rate in revenue mainly due to increases in the costs of fringe benefits, primarily in the areas of payroll taxes and health insurance.

      Net Income. For the three months ended March 31, 2005, net income increased to $0.2 million from ($0.2) million in for the same period in 2004. This increase was a due to the increases in revenue and gross margin as discussed above.

  Consolidated Statement of Operations Years Ended December 31, 2004, 2003 and
                                      2002
                (Dollars in thousands except for the percentages)

                                                    Year                        FY04 to FY03            FY03 to FY02
                                     ---------------------------------       -----------------        -----------------
                                      FY04          FY03         FY02          $           %            $           %
                                     ------        ------       ------       ------     ------        ------      -----
Revenue                              61,756        51,206       37,673       10,550       20.6%       13,533       35.9%
Cost of Revenue                      46,673        38,750       28,241        7,923       20.4%       10,509       37.2%
Gross Margin                         15,083        12,456        9,432        2,627       21.1%        3,024       32.1%
Other operating costs and            16,866        12,010        7,068        4,856       40.4%        4,934       69.7%
expenses
Income (loss) from Operations        (1,783)          445        2,363       (2,228)    -500.9%       (1,910)     -81.1%
Total other (expense) income            (49)           21           32          (71)    -330.4%          (11)     -33.1%
Income tax (benefit) provision         (708)          180          922         (888)    -493.3%         (742)     -80.5%
Net Income (loss)                    (1,124)          287        1,466       (1,411)    -491.6%       (1,179)     -80.4%


      The table below sets forth, for the periods indicated, the service mix in revenue with related percentages of total revenue and the year-to-year change in dollars and percent.

                                                                                               Year-to-Year Change
                                                                                     ----------------------------------------
                                            Year - % of Total                         FY 04 to FY 03           FY03 to FY20
                         -------------------------------------------------------     -----------------       ----------------
                          2004       %        2003       %        2002      %          %          %            $          %
                         ------   ------     ------   ------     ------   ------     ------     ------       ------    ------
Federal Service
Contracts                41,901     67.8%    36,082     70.5%    26,657     70.8%     5,819       16.1%       9,425      35.4%

Federal Repair &
Maintenance Contracts    19,796     32.1%    15,115     29.5%    11,016     29.2%     4,681       31.0%       4,099      37.2%

Commercial Service
Contracts                    59      0.1%         9      0.0%        --      0.0%        50      555.6%           9
                         ------    -----     ------    -----     ------    -----     ------       ----       ------      ----
Total Revenue            61,756    100.0%    51,206    100.0%    37,673    100.0%    10,550       20.6%      13,533      35.9%
                         ======    =====     ======    =====     ======    =====     ======       ====       ======      ====

Year Ended December 31, 2004 Compared with Year Ended December 31, 2003


      Revenue. Revenue increased 20.6% to $61.8 million for 2004 from $51.2 million for 2003. The 16.1% increase in federal services revenue of $5.8 million was driven by organic growth with our existing customer base plus a full year of revenue on a four year Housing and Urban Development Community Planning and Development (HUD-CPD) contract awarded in March of 2003. This contract contributed to $4.3 million of the $5.8 million growth in federal service contract revenue. The 31% increase in federal repair and maintenance contracts was a result of organic growth with our Department of Treasury customer, which also included a full year of revenue on a five year printer maintenance contract with the IRS that was awarded in July of 2003. The entire growth of commercial revenue came from business continuity services in the area of risk assessment and business impact analysis with two new commercial customers, Greenhill and Aventis.


      Cost of Revenue. Cost of revenue increased 20.4% to $46.7 million for 2004 from $38.8 million for 2003. The increase was due primarily to an increase in hardware and software delivered to our Department of Treasury customer, which was $5.5 million of the $7.9 million increase. $1.7 million of the remaining $2.4 million increase was a result of the increase in federal project personnel to 255 as of December 31, 2004, as compared to 237 as of December 31, 2003. The remaining $.7 million increase was a result of other direct costs associated with our increased revenues.


      Gross Margin. Gross margin increased 21.1% to $15.1 million for 2004 from $12.5 million in 2003. This $2.6 million in growth is associated with $10.6 million growth in revenue. Overall gross margin as a percentage of revenues increased slightly by 1% from 24.4% in 2004 from 24.3% in 2003. Service contract gross margin increased by 22.4% to 33.3% in 2004 from 27.2% in 2003 which was driven primarily by operational cost efficiencies on our fixed price contracts. Repair and maintenance contract gross margin decreased by 67.6% to 5.7% in 2004 from 17.5% in 2003 as a result of incremental costs on the IRS LTMCC contract.

      Other Operating Costs and Expenses. Other operating costs and expenses increased 40.4% to $16.9 million in 2004 from $12.0 million for 2003. These expenses grew at a rate more than the growth rate in revenue and cost of revenue mainly due to the investments made in launching our commercial continuity business of $2.9 million in 2004 compared to $1.4 million in 2003. Expenses associated with going public in November of 2004 of $.8 million also contributed to the increase in other operating costs and expenses. Our total sales and general and administrative headcount increased to 38 employees as of December 31, 2004 compared to 32 employees as of December 31, 2003 which increased our other operating costs and expenses by $1.2 million compared to 2003. Facilities costs also increased for 2004 by $.2 million due to the expansion of our new headquarters office in Rockville, Maryland. The remaining $1.0 million of increased in indirect expenses compared to 2003 was a result of incremental internal and external federal business development and bid and proposal expenses.

      Net Income. Net income as reported in the pro-forma table in the selected financial data section, decreased from a loss of $1.1 million for 2004 from income of $.3 million in 2003. This decrease was associated with the incremental Other operating costs and expenses discussed above which was offset by the income tax benefit of $.7 million.


Year Ended December 31, 2003 Compared with Year Ended December 31, 2002


      Revenue. Revenues increased 35.9% to $51.2 million for 2003 from $37.7 million for 2002. The $13.5 million increase in revenue primarily reflects an increase in organic growth with our existing clients which included $3 million with the Department of Treasury and $4 million with the Department of Justice. We define organic growth as the increase in revenues excluding the revenues associated with acquisitions, divestitures and closures of businesses in comparable periods. Two new contract awards also attributed to the increase in revenue in 2003 which included a four year Housing and Urban Development Community Planning and Development (HUD-CPD) contract awarded in March of 2003 which attributed $6 million and a five year printer maintenance contract with the IRS that was awarded in July of 2003 which attributed $.5 million.


      Cost of Revenue. Cost of revenue increased 37.2% to $38.8 million for 2003 from $28.2 million for 2002. The increase in costs of revenues was due in part to the corresponding growth in revenues resulting from organic growth and the increase in employee headcount. The majority of the increase in costs of revenues for the year ended December 31, 2004 was due to increases of $6.1 million and $4.5 million in direct labor and other direct contract costs, respectively. Project personnel headcount grew to 237 as of December 31, 2003, as compared to 174 as of December 31, 2002.

      Gross Margin. Gross margin increased 32.1% to $12.5 million for 2003 from $9.4 million in 2002. Gross margin as a percentage of revenues decreased by .7% from 24.3% in 2003 from 25.0% in 2002. This was a result of a higher mix of material (hardware and software) revenue versus labor related revenue which generates lower overall gross margin.


      Other Operating Costs and Expenses. Other operating costs and expenses increased 69.9% to $12.0 million in 2003 from $7.1 million for 2002. These expenses grew at a rate more than the growth rate in revenue and cost of revenue mainly due to the investment made in starting up the commercial business continuity of $1.4 million. Other investments made in 2003 that contributed to the increase in indirect expenses included the start-up and transition costs associated with the new HUD-CPD and IRS Print maintenance contracts of $1.2 million, infrastructure investments and the start-up costs associated with of our innovation center of $.2 million. Our total sales and general and administrative headcount increased to 32 employees as of December 31, 2003 compared to 27 employees as of December 31, 2002. This attributed to $.5 million of the increase in 2003. Facilities costs also increased for 2003 due to the opening of our new headquarters office in Rockville, Maryland and our new customer site location in Washington, DC. This attributed to $.2 million of the increase in 2003. The remaining $1.2 million of increased indirect expenses relates to bonuses made to management.

      Net Income. Net income as reported in the pro-forma table in the selected financial data section decreased to $.3 million for 2003 from $1.5 million for 2002. The decrease was attributable to the investments made in the business plus the incremental Other operating costs and expenses as discussed above. This was offset by the incremental gross margin of $3.1 million.

Liquidity and Capital Resources


      Our primary liquidity and capital resource needs are to finance the cost of operations, fund our investment in business continuity, service our debt and finance the expense of going public.

      For the three months ended March 31, 2005 and for the fiscal year ended December 31, 2004, we funded working capital requirements, our investment in business continuity, and the expense of going public primarily through internally generated operating cash flow and funds borrowed under our existing credit facility.

      Net cash used by operations of $0.4 million for the three months ended March 31, 2005 was attributable to a decrease in prepaid expenses offset by decreases in accounts payable, deferred income taxes and deferred revenue. Net cash provided by operations of $1.8 million for the three months ended March 31, 2004 was attributable to a decrease in accounts receivable offset by decreases in accounts payable and deferred revenue.

      Net cash used by investing activities was $0.1 million for the three months ended March 31, 2005 and for the same period in 2004. This use of cash relates to the purchasing of capital equipment in support of operations.

      Net cash provided by financing activities was $0.6 million for the three months ended March 31, 2005, which is related to proceeds from the line of credit to fund operations. Net cash used by financing activities of $1.0 million for the three months ended March 31, 2004 is related to the reduction of the line of credit.

      For the year ended December 31, 2004, the corporation generated an increase in net cash flow of $161 thousand whereas, the prior year ended with a net decrease in cash flow of $613 thousand. The main contributing factors were an overall reduction of accounts receivable, as well as an increase in accounts payable and accrued expenses. The corporation's accounts receivable decreased $3.0 million to $11.5 million for the year ended December 31, 2004, as compared to an increase of $6.0 million for the year ended December 31, 2003. The decrease was primarily a result of internal process enhancements related to collections. Accounts receivable at the end of 2004 represented 64.9% of total assets, compared to 78.9% at the end of 2003. Prepaid expense increased to $4.3 million for year ended December 31, 2004 versus $2.2 million for year ended December 31, 2003. The $2.1 million increase was primarily due to year-end hardware and software maintenance purchases associated with our IRS LTMCC contract. The corporation funded this incremental purchase with operating cash flow and utilization of our existing credit facility. Effective November 5, 2004, PSC revoked its S-Corporation status. At that date, the Corporation had net income which has been recognized for financial reporting purposes, but not for income tax purposes of approximately $6.6 million. This net deferred income will be recognized for income tax purposes equally over four years beginning with the year ending December 31, 2004. The revocation of the S-Corporation status resulted in a deferred income tax liability that was recorded on the date of revocation of approximately $2.6 million. Net income for the year ending December 31, 2004 and retained earnings were reduced by this amount.

      For the year ended December 31, 2004, net cash used by operations was $117 thousand, which was attributable to the decrease in accounts receivable off-set by the net loss and increase in prepaid expenses.

      Cash used for investing was $292 thousand during 2004 and $995 thousand in 2003 which was attributable to the purchase of property and equipment to support operations. Equipment acquisition during 2003 was significantly higher than 2004, as a result of capital investments made by the corporation relating to the start-up of the HUD-CPD and IRS printer maintenance contracts, technology refresh of computers, build-out of our internal innovation center at our headquarter location, and the investment associated with a web-based time-keeping system.


      Cash provided by financing was $570 thousand for the year ended December 31, 2004, compared to $2.0 million as of December 31, 2003, which were comprised of transactions under the corporations existing line of credit and banking activity with SunTrust Bank.

      The Company has a line of credit arrangement with SunTrust Bank which expires on June 30, 2005. Under the agreement, the line is due on demand and interest is payable monthly depending on the Corporation's leverage ratio at the LIBOR rate plus the applicable spread which ranges from 1.95% to 3.50%. The weighted average interest rates incurred for the years ended December 31, 2004 and 2003 were 3.69% and 3.51%, respectively. The line of credit is secured by substantially all of the assets of the Corporation. Under the terms of the agreement, the Corporation may borrow up to the lesser of $5,000,000 or 85% of eligible Government receivables plus 75% of eligible commercial receivables. The maximum amount available under the line of credit at December 31, 2004 and 2003 was $5,000,000 and $3,000,000, respectively.

      The line of credit agreement contains certain financial covenants, including minimum quarterly net income, minimum tangible net worth ratio and a debt coverage ratio, which we were in compliance with at December 31, 2003. At December 31, 2004 we were not in compliance with the financial covenants and subsequent to year end received a waiver of those covenants from the bank through June 30, 2005. As defined by the terms of the waiver dated March 9, 2005 which is included as an exhibit if this filing, Paradigm paid SunTrust a waiver fee of $5,000 and agreed to the amendments to the credit agreement as defined in this exhibit.

      During the three months ending March 31, 2005, we generated sufficient cash flow, including borrowings against our credit facility, to meet our capital needs. Management anticipates that cash flow from operations and borrowings from our credit facility will be sufficient to meet our presently anticipated capital needs over the next twelve months, but may be insufficient to provide funds necessary for potential future acquisitions. The Company spent $2.9 million in 2004 to develop the OpsPlanner software tool and launch the commercial continuity business. We expect the capital resource requirements related to R&D and penetrating the commercial marketplace to decrease significantly in 2005 to approximately $1.5 million. The Company spent $0.8 million in 2004 on expenses related to going public. The company anticipates expenses related to going public and obtaining Sarbanes-Oxley compliance will decrease approximately 50% versus the prior year to $400 thousand in 2005 and $200 thousand in 2006. Once compliance has been obtained, the company believes the incremental capital resources required to operate as a public company will be immaterial. We employ a full-time Quality Assurance team to maintain the Company's ISO 9001 certification. We anticipate utilizing these existing resources and subject expert consultants to ensure compliance with all Sarbanes & Oxley regulations.

      In the event we require additional funds, whether for acquisitions or otherwise, we may seek additional equity or debt financing. Such financing may not be available to us on terms that are acceptable to us, if at all, and any equity financing may be dilutive to our stockholders. To the extent that we obtain additional debt financing, our debt service obligations will increase and the relevant debt instruments may, among other things, impose additional restrictions on our operations, require us to comply with additional financial covenants or require us to pledge assets to secure our borrowings.


      The following summarizes our obligations associated with leases and other commitments at December 31, 2004, and the effect such obligations are expected to have on our liquidity and cash flow in future periods:


                                              Less Than One  One to Three  Three to Five   More than
(Amounts in Thousands)               Total         Year          Years         Years      Five Years
                                  ----------    ----------    ----------    ----------    ----------
Contractual Obligations:
Operating Leases                  $3,975,941    $  927,804    $1,474,364    $  905,445    $  668,328
Note Payable - Line of Credit     $3,220,072    $3,220,072    $        0    $        0    $        0
Total                             $7,196,013    $4,147,876    $1,474,364    $  905,445    $  668,328

                             DESCRIPTION OF BUSINESS

Company Overview


      Paradigm Holdings Inc. ("PDHO"; website: - www.paradigmsolutions.com) provides information technology and business continuity solutions to government and commercial customers. Headquartered in Rockville, Maryland, the company was founded on the philosophy of high standards of performance, honesty, integrity, and customer satisfaction and employee morale. With an established core foundation of experienced executives, the Company rapidly grew from six employees in 1996 to the current level of approximately 300 personnel. Revenues grew from $51 million in 2003 to over $61 million by the end of 2004. During this period of growth, Paradigm remained centered on information technology services and solutions.


      Paradigm Holdings Inc. consists of two subsidiary companies: Paradigm Solutions Corporation (PSC), which was incorporated in 1996 to deliver information technology Infrastructure Support Services and Software Engineering Support Services to Federal Agencies, and Paradigm Solutions International
(PSI), which was incorporated in 2004 to deliver Business Continuity Planning and Emergency Management Services and software to commercial and government clients.


      Paradigm Solutions Corporation provides support for mission-critical systems in key federal agencies such as the Departments of Justice, Treasury and Homeland Security. According to Input Technologies, an independent market research firm, the federal information technology solutions market in these agencies is projected to grow at a CAGR of nearly 8% between 2004 and 2008.

      Paradigm Holdings formed the PSI subsidiary company to produce a fully-integrated solution for protecting businesses from "all hazard" interruptions. A customized methodology was developed to provide clients with a comprehensive picture of the risks to their operations, facilities and people. The software tool, OpsPlanner(TM) is one of the first tool sets to encompass continuity planning, emergency management and automated notification in one easy-to-use platform. From inception, this platform was developed as an integrated application--unlike the prevailing competitors which developed continuity planning, emergency management and automated notification as separate software modules. This technology, when implemented with Paradigm's methods, offers a superior solution in the continuity of operations planning and risk management area. The release of this Software tool was made in January of 2005 and no material revenue was recognized in 2004.


      Paradigm has achieved significant accomplishments including the launch of the Continuous Paradigm Process and Product Improvement (CP(3)I), the continued evolution of Paradigm's ISO 9001:2000 Quality Management Office, the establishment of strategic Mentor Protege relationships, and success in building a backlog of business over the last year. Additionally, Paradigm has won over 75% of its pursued competitive procurements, greatly exceeding the industry standard win rate of 30% to 40%. The Company not only won new business with the Department of Treasury in 2004, but it also won numerous recompetes of existing contracts including three with the Office of the Comptroller of the Currency, four with the National Technical Information Service, and one with the Department of Housing and Urban Development. Paradigm won over 70% of the pursued GWAC (Government Wide Acquisition Contracts) vehicles including the Department of Justice ITSS III and State of Maryland MCS. The Company also successfully penetrated the DOD arena by gaining access to multiple GWACs such as DISA Encore, Army MADD-1, Army CONUS Support Base Services (CSBS), and MATOC Naval Research Systems Integration.




      Paradigm has also achieved success providing information technology services to many government and commercial clients, including the Departments of Homeland Security, Treasury, Justice, Commerce, Housing and Urban Development, the Small Business Administration, IBM, Lockheed Martin, EDS, and the World Bank. Through a careful analysis of its current marketing practices, Paradigm has determined that its strategic marketing knowledge and concepts are sound and will continue to produce desirable results in both the federal and commercial sectors. The Company will maximize revenue through continued growth in its core client base and through selected acquisitions that strengthen and expand its ability to help government and commercial clients achieve effective disaster recovery and business continuity.


      Paradigm's dedication to its customers is reflected in the numerous customer and industry awards it has received:

      o     United States Secret Service Certificate of Appreciation - 2004

      o     Department of Treasury Small Business Partner of the Year - 2004

      o Internal Revenue Service - Nominated as the IRS Small Business Partner of the Year - 2003 and 2002

      o     Inc. 500 Fastest Growing Private Companies - 2003

      o     Washington Technology Fast 50 - 2003 and 2002

      o     VAR Business Top 500 National Solutions Provider - 2004, 2003 and
            2002

      o Black Enterprise Magazine Top 100 Black-Owned Businesses - 2004, 2003 and 2002

      o     Post/Newsweek Tech Media Top Minority-Owned IT Firm - 2003 and 2002

      o     Washington Technology Top 25 8(a) Contractors - 2004, 2003 and 2002

      o     Government Computer News Industry Information Technology Award -
            2003

      o     Strategic Airport Security Rollout (SASR) Certificate of Recognition
            - 2002

Corporate Organization


      On November 3, 2004, Paradigm Holdings Inc., entered into an Agreement and Plan of Reorganization with Paradigm Solutions Merger Corp., a Delaware corporation and wholly-owned subsidiary of Paradigm Holdings (the "Merger Sub"), Paradigm Solutions Corporation, a Maryland corporation and the shareholders of Paradigm Solutions Corporation. Pursuant to the Agreement and Plan of Reorganization, the Merger Sub was merged with and into Paradigm Solutions Corporation, the surviving corporation and continues its existence under the laws of the State of Maryland and is a wholly-owned subsidiary of Paradigm Holdings Inc. In consideration of the Merger, the Paradigm Solutions Corporation shareholders exchanged 13,699 shares of common stock of Paradigm Solutions Corporation, which was 100% of the issued and outstanding capital stock of Paradigm Solutions Corporation, for 17,500,000 shares of common stock of Paradigm Holdings Inc.


      In January 2004, Skye Blue Ventures, an entity beneficially owned by Mr. Dennis Iler, purchased a controlling interest in Paradigm Holdings, formerly Cheyenne Resources, Inc. Skye Blue Ventures purchased 2,350,000 shares of common stock of Cheyenne Resources, Inc. from the former directors of Cheyenne Resources, Inc. for $75,000 and purchased 23,000,000 shares of common stock directly from Cheyenne Resources, inc. for $50,000. Cheyenne Resources issued 21,300,000 shares out of the 23,000,000 as it only had 21,300,000 available under its then-current authorized common stock. Mr. Iler, former President and a Director of Cheyenne Resources, Inc. and the then-beneficial owner of Skye Blue Ventures, brought Cheyenne Resources current in its securities filings, settled its outstanding debt, and assisted in having the company listed on the Over-the-Counter Bulletin Board. In August 2004, J. Paul Consulting, Shortline Equity Investments and Ultimate Investments purchased Skye Blue Ventures' ownership interest in Cheyenne Resources, Inc. and subscribed for an aggregate of 10,000,000 shares of common stock of Cheyenne Resources, Inc. for $200,000.

Our Strategy

      We have implemented the following strategies to position the business to capture additional revenue in the federal information technology and business continuity markets:

      o Maintain and expand our existing client relationships. We maintain relationships with our existing clients by adhering to our culture of respect and providing exceptional performance. We believe this helps us win renewals of our engagements. In addition, we use our knowledge of our clients' needs to identify additional opportunities and cross-sell new services to them. Paradigm believes that its customer focus is the foundation of its success to date. This focus is critical for the creation of long-term value. The Company does not intend to compromise its customer focus, nor any of its core values for short-term economic gain.


      o Leverage our existing client base to win new clients. We believe satisfied clients are one of our most effective marketing tools. The Federal Acquisition Streamlining Act (FASA) of 1994 simplified the federal acquisition process by removing all restrictions on purchase less than $100,000. Since FASA 94 went into effect, client referrals have become a crucial component of expedited this procurement process on small federal opportunities within our existing client base. Since we focus on technology infrastructure improvement, we are able to transfer our skills readily from client to client. We plan to continue building a network of clients and leveraging these relationships to gain access to new clients. We also plan to build our relationships with other systems integrators, so that we can expand our partnership opportunities (both prime and subcontractor) for future business. We believe that favorable client referrals are strategically important to our winning these opportunities.

      o Strategic acquisitions. Currently, we have no pending or near term acquisitions planned. In the future, we plan to pursue acquisitions that will position us with strategically important technical skills for our existing federal customers, access to new federal clients and agencies, and expand our geographical reach. Our commercial acquisition strategy will focus on selective regional consulting firms with pre-existing customer relationships and business development professionals in the business continuity space in addition to other support service companies who can be effectively integrated into the Paradigm Solutions International business model. This future growth strategy will require the business to secure the additional funds either through additional equity or debt financing.

      o Strengthen Sales & Business Development Workforce. Add experienced sales professionals, consultants, and sales engineers in targeted federal agencies and commercial geographic markets. We anticipate the cash flow from operations and borrowings from the credit facility will be sufficient to meet this need over the next twelve months.

      o Organizational Development. Create an organizational culture that provides clear, consistent, and strategic leadership, incentives, and growth opportunities for employees.

      o Product Enhancement. Continue to enhance the product capabilities of the OpsPlanner(TM) software suite to deliver the most comprehensive, easy-to-use continuity preparedness tools and risk management services for both federal and commercial customers. We anticipate the cash flow from operations and borrowings from the credit facility will be sufficient to meet this need over the next twelve months.


Paradigm Solutions Corporation (PSC)


      Paradigm Solutions Corporation is steadfast in its commitment to best practices in meeting changing requirements and providing cutting-edge innovations to advance our client's mission. We focus on delivering high-quality information technology services on-time and within budget through seamless transitions, program stability, and effective contract implementation and administration.


Government Reform is Driving Growth in Technology Spending

      We believe that political pressures and budgetary constraints are forcing government agencies at all levels to improve their processes and services and to operate more like commercial enterprises. Organizations throughout the federal, state and local governments are investing heavily in information technology to improve effectiveness, enhance productivity and extend new services in order to deliver increasingly responsive and cost-effective public services.


      Changes over the mid to late 1990's in federal government contract procurement and compliance regulations have streamlined the government's buying practices, resulting in a more commercial approach to the procurement and management of technologies and services. As a result, procurement lead times have decreased and government buyers now have greater flexibility to purchase services on the basis of distinguishing corporate capabilities and successful past performance. Federal government entities are now able to award contracts based on factors other than price alone, if they judge that the government would receive a greater value. In addition, the General Services Administration's
(GSA) extension of basic government-wide contract vehicles for procuring technology components and services, the GSA Schedules, makes purchasing technology services easier and faster. Federal government buyers can now order services directly from pre-approved providers instead of using a time-consuming bid solicitation process. Historically, these changes have improved our ability to expedite new business in the government market. There are currently no proposed changes to government procurement regulations that we believe will materially affect our business in the immediate future.


Government's Need to Outsource Technology Programs


      Government organizations rely heavily on outside contractors to provide skilled resources to accomplish technology programs. We believe that this reliance will continue to intensify due to political and budgetary pressures in many government agencies and due to the difficulties government faces in recruiting and retaining highly skilled technology professionals in a competitive labor market. In concert with its transition to more commercial practices, government is increasingly outsourcing technology programs as a means of simplifying the implementation and management of the technology, so that government workers can focus on their mission.

Our Areas of Practice

      We provide information technology services through two broad areas that address the needs and particular challenges of the evolving government market. This includes infrastructure and software engineering support services.


Infrastructure Support Services

      Paradigm Solutions provides comprehensive information technology infrastructure support services including design, implementation, maintenance, and administration. We work with our clients to determine the best outsourcing solution to meet their requirements while maximizing their return on investment. Our project managers and technical teams collaborate with our clients to define the scope, deliverables, and milestones for each project.


      Infrastructure support services include all aspects of project planning, facilities build-out, implementation, and operations. Our services encompass the following critical areas:


      o     Infrastructure Design and Implementation

      o     Service Center Solutions

      o     Data Center Operations


      o     Hardware Maintenance and Software Administration Support


      o     Network Operations Center Support

      o     Network Security and Management

      o     Desktop Support and Administration

      o     Telecommunications

      o     Depot Maintenance

      o     Disaster Recovery Support

      o     Information Security Solutions

      o     Database Administration

      Paradigm manages projects proactively with aggressive risk management, complete planning, and continual status reporting to ensure project success. We employ automation, management, and administration tools through strategic partnerships with innovative vendors. These partnerships provide our clients with readily accessible solutions that meet their critical needs in a timely and cost-effective manner.

Software Engineering Support Services

      With many years of experience in software, systems, and database design and development for numerous clients, Paradigm Solutions has developed the expertise and methodologies required to provide software engineering support services for all phases of the development lifecycle. Our software engineering experts are available to augment an existing development team or support outsourcing of any portion of a development effort.

      Software engineering support services consist of new development, maintenance and support, as well as migration of legacy systems to modern platforms. Our services encompass the following critical areas:


      o     Requirements Engineering

      o     Configuration Management

      o     Software Quality Assurance

      o     Independent Verification and Validation

      o     Application Development for Web, Client/Server, and Mainframe
            Platforms

      o     Legacy Systems Migration and Data Conversion

      o     Database Design and Development

      o     Data Warehousing and Data Mining

      o     Application Security

      Our seasoned project managers and experienced technical teams collaborate with our clients to define the scope, deliverables, and milestones for each project to ensure our clients' expectations are realized. Our project managers ensure projects stay on track using aggressive risk management and iterative planning, with continuous status reporting to our clients.

Existing Contract Profiles

      We currently have a portfolio of more than 27 active contracts. Our contract mix for the year ended December 31, 2004 was 52% fixed price contracts, 29% time and materials contracts, and 19% cost-plus contracts.

      Under a fixed price contract, the contractor agrees to perform the specified work for a firm fixed price. To the extent that actual costs vary from the price negotiated we may generate more or less than the targeted amount of profit or even incur a loss. We generally do not pursue fixed price software development work that may create material financial risk. We do, however, execute some fixed price labor hour and fixed price level of effort contracts which represent similar levels of risk as time and materials contracts. The substantial majority of these fixed price contracts involve a defined number of hours or a defined category of personnel. We refer to such contracts as "level of effort" contracts.

      Under a time and materials contract, the contractor is paid a fixed hourly rate for each direct labor hour expended and is reimbursed for direct costs. To the extent that actual labor hour costs vary significantly from the negotiated rates under a time and materials contract, we may generate more or less than the targeted amount of profit.

      Cost-plus contracts provide for reimbursement of allowable costs and the payment of a fee which is the contractor's profit. Cost-plus fixed fee contracts specify the contract fee in dollars or as a percentage of allowable costs. Cost-plus incentive fee and cost-plus award fee contracts provide for increases or decreases in the contract fee, within specified limits, based upon actual results as compared to contractual targets for factors such as cost, quality, schedule and performance.

      Our historical contract mix is summarized in the table below.

    Contract Type                                 2004         2003         2002
    -------------                                 ----         ----         ----
Fixed Price (FFP)                                  52%          57%          54%
Time and Materials (T&M)                           19%          31%          45%
Cost-Plus (CP)                                     19%          12%           1%

Listed below are our top programs by 2004 revenue, including single award and multiple award contracts. We are a prime contractor on each of these programs.

                     Top Programs /Contracts by 2004 Revenue
                                 ($ in millions)


                                                                                              Estimated
                                                                                              Remaining
                                                                Period of      2004       Contract Value as
Programs                         Customer                       Performance     Revenue      of 12/31/04      Contract Type
--------                         --------                       -----------     -------      -----------      -------------
Long Term Maintenance of         Department of Treasury - IRS
Computing Center                                                6/01 - 9/05     $ 18.2           $ 9.9             FFP
Alcohol, Tobacco & Firearms      Department of Justice          2/02 - 2/07       10.6            18.6             CP
Community Planning &             Housing and Urban
Development                      Development                    3/03 - 3/07        7.0            19.7             FFP
United States Secret Service     Department of Homeland
                                 Security                       9/99 - 9/05        5.0             4.5             T&M


Description of Major Programs / Contracts:

      Department of the Treasury - Internal Revenue Service, Long Term Maintenance of Computing Centers (LTMCC)


      Paradigm provides computing center hardware maintenance and software administration support to the IRS main Tax Reporting Systems in Detroit, Michigan and Martinsburg, West Virginia. At the IRS Detroit Computing Center
(DCC), Paradigm currently responds to hardware remedial and preventive maintenance and we administer the software that resides on the IBM z990, 2084-302 mainframe. Paradigm's staff of technicians supports the Enterprise Computing Center at Martinsburg more than 1425 IBM/IBM compatible peripherals and higher maintenance items in place at the IRS that include sophisticated tape drives, monitors, and printers. We have established a technical support center to resolve problems on a 24x7x365 basis.


      Department of Justice - Alcohol Tobacco, Firearms and Explosives

      Paradigm provides software development and corrective, perfective and adaptive software maintenance services in support of the Tax and Trade Bureau tax collection mission. Paradigm's staff utilizes JAVA J2EE and Swing technologies along with the Oracle 9i suite consisting of Forms, Reports, Discoverer, Designer application server and Database. Paradigm also maintains legacy applications developed in PowerBuilder. The staff is responsible for supporting the full Systems Development Life Cycle utilizing a variety of industry best-of-breed tools including Caliber-RM Requirements Management, Serena PVCS Configuration Management, JDeveloper and the Mercury Test suite.

      Housing and Urban Development - Community Planning and Development (CPD)

      Paradigm provides Corrective, Adaptive and Re-engineering software development services in support of CPD's Grants Management Systems. This includes upgrades, minor enhancements and legacy system migration to HUD's enterprise architecture. Software engineering services include J2EE, Powerbuilder, Cobol CICS II and Visual Basic with SQL Server, DB2 and Oracle backends.

      Department of Homeland Security - United States Secret Service (USSS)

      Paradigm provides a technically sound and cost-effective Facilities Management environment with emphasis placed on quality services to support the USSS's critical mission. Paradigm staff provides IBM 7060-H50 Mainframe, EMC disk storage, and StorageTek tape silo Mainframe Hardware and Computer Operations Support. The Paradigm Team also provides OS-390 Systems Programming, WAN/LAN Administration, Database Administration of Oracle and CA-IDMS databases, Help Desk support utilizing Front Range System's HEAT Help Desk Suite CA-IDMS Software Development, and Business Continuity Planning services.

Backlog


      Backlog is our estimate of the amount of revenue we expect to realize over the remaining life of awarded contracts and task orders we have in hand as of the measurement date. Our total backlog consists of funded and unfunded backlog. We define funded backlog as estimated future revenue under government contracts and task orders for which funding has been appropriated by Congress and authorized for expenditure by the applicable agency, plus our estimate of the future revenue we expect to realize from our commercial contracts. Unfunded backlog is the difference between total backlog and funded backlog. Unfunded backlog reflects our estimate of future revenue under awarded government contracts and task orders for which either funding has not yet been appropriated or expenditure has not yet been authorized. Our total backlog does not include estimates of revenue from government-wide acquisition contracts, or GWAC contracts, or General Services Administration, or GSA, schedules beyond awarded or funded task orders, but our unfunded backlog does include estimates of revenue beyond awarded or funded task orders for other types of indefinite delivery, indefinite quantity, or ID/IQ, contracts.

      Our total backlog as of December 31, 2004 was approximately $125 million, of which approximately $35 million was funded as compared to approximately $100 million, of which approximately $33 million was funded as of December 31, 2003 However, there can be no assurance that we will receive the amounts we have included in our backlog or that we will ultimately recognize the full amount of our funded backlog as of December 31, 2004 that we estimate will be recognized as revenue during fiscal 2005 or thereafter.


      We believe that backlog is not necessarily indicative of the future revenue that we will actually receive from contract awards that are included in calculating our backlog. We assess the potential value of contracts for purposes of backlog based upon several subjective factors. These subjective factors include our judgments regarding historical trends (i.e., how much revenue we have received from similar contracts in the past), competition (i.e., how likely are we to successfully keep all parts of the work to be performed under the contract) and budget availability (i.e., how likely is it that the entire contract will receive the necessary funding). If we do not accurately assess each of these factors, or if we do not include all of the variables that affect the revenue that we recognize from our contracts, the potential value of our contracts, and accordingly, our backlog, will not reflect the actual revenue received from contracts and task orders. As a result, there can be no assurance that we will receive amounts included in our backlog or that monies will be appropriated by Congress or otherwise made available to finance contracts and task orders included in our backlog. Many factors that affect the scheduling of projects could alter the actual timing of revenue on projects included in backlog. There is always the possibility that the contracts could be adjusted or cancelled. We adjust our backlog on a quarterly basis to reflect modifications to or renewals of existing contracts.

Competitive Analysis

      We operate in markets that are highly competitive and include a large number of participants. We compete with many companies, both large and small, for our contracts. We do not have a consistent number of competitors against whom we repeatedly compete. If we anticipate that our combined resources may create a competitive advantage, we may team with other companies to perform work under contracts. These and other companies in our market may compete more effectively than we can because they are larger, have greater financial and other resources, have better or more extensive relationships with governmental officials involved in the procurement process and have greater brand or name recognition.

      PSC also competed with businesses under the Small Business Administration
(SBA) 8(a) Business Development Program, named for a section of the Small Business Act. This business development program was created to help small disadvantaged businesses compete in the American economy and access the federal procurement market. Paradigm Solutions Corporation utilized this program to access the federal marketplace in October of 1995 and graduated from the program in October of 2004. The term "graduate" is used to refer to a Participant's exit from the 8(a) BD Program at the expiration of the Participant's term. This program, allowed the business to build a base of business with various federal civilian agencies. Currently, we have a backlog of business that will continue under this program until the contracts end after which we will pursue several avenues to maintain the businesses we believe is important to our strategy in this marketplace. This includes either migrating this work to other government contract vehicles if allowed by the customer or taking on a subcontract role when the business comes up for re-compete and teaming with a SBA business who would be the prime.

      As a result of the diverse requirements of the Federal Government and our commercial clients, we frequently form teams with the companies in our markets in order to compete for large procurements, while bidding against them in other situations.

      In each of our practice areas, we generally bid against companies of varying sizes and specialties, from small businesses to multi-billion dollar corporations. Because of the current industry trend toward consolidation, some of these companies may emerge better able to compete with us. Therefore, it is essential that we differentiate ourselves from these companies. We believe that our technical abilities, client relationships, past performance, cost containment, reputation and ability to provide quality personnel give us a strong presence in the markets we serve. In addition, we believe that our culture of respect for and commitment to our clients and business partners greatly aids our business.

      While we believe these factors help to set us apart from other companies in our markets, we may not be able to continue to maintain our competitive position, as new companies enter the marketplace and alliances and consolidations among competitors emerge. Some companies in our markets have longer operating histories, greater financial and technological capabilities, greater brand or name recognition and/or larger client bases than we have.

Business Development Summary

      Paradigm Solutions Corporation's business development plans include the following:

      o Implementation of a highly structured approach to federal opportunity identification, qualification and capture.

      o Rapid solutions integration and prototyping through the Company's Innovation Center for Excellence (iCenter) to meet federal customers' highly specific requirements.

      o Additional sales force based on Paradigm's federal core competencies and client needs in specific application areas.

      o Enhanced pool of subject matter experts in the application areas of Enterprise Resource Planning (ERP), Enterprise Applications (EA), and Call Center technology.


      o Leveraging iCenter subject matter expert's role in business development to increase contract award and shorten bid response times.


      o Implementation of Level 2 CMMI processes to increase contract award opportunities.


iCenter

      The Innovation Center of Excellence (iCenter) is a corporate initiative focused on providing reliable, practical, and innovative technical solutions to Paradigm and its clients. The iCenter is a leading-edge technology facility located at Paradigm Headquarters. It maintains an independent computing infrastructure specifically designed to accommodate research and development activities for current and future client needs, with emphasis on rapid prototyping and product demonstrations.

      The iCenter has identified Areas of Excellence in which to develop its core competencies based on their strategic importance to Paradigm and its clients. Our iCenter engineers keep current with technology trends and best practices through advanced training, professional certifications, and cross-training.

      Technical Areas Of Interest Include:

      o     Remote Systems Management

      o     Network Architecture

      o     Network Operations and Management

      o     Project Management

      o     Training and Seminars

      o     Software Development Methodologies

      o     Software Quality Assurance and Metrics

      o     Help Desk Technology and Best Practices

      o     Wireless Technologies

      o     Information Security


Paradigm Solutions International (PSI)


      Paradigm Solutions International is our newly formed subsidiary of Paradigm Holdings, Inc., incorporated in December of 2004, engaged in the development and delivery of continuity and information technology security/risk management services. The focus is on improving the ways commercial businesses prepare to respond to and recover from "all hazard" interruptions to their operations. PSI's innovations in business continuity development, planning, and information technology security will position it as the leader in the fragmented Business Continuity and Continuity of Operations industry.

      OpsPlanner(TM) software, which was released in 2005, was developed to be the first completely integrated logical system for the preparation for, management of, and continuous improvement of an organization's ability to withstand and recover from "all hazards" to their operations. The purpose of Business Continuity Planning (BCP) is to enable organizations to prepare for emergencies and disruptions such as natural disasters from hurricanes and floods as well as blackouts, fires, terrorist attacks and cyber attacks. Crisis Management is a related discipline that deals with real-time management of emergencies and recovery from damage. These business practices have received a great deal of attention following the 911 terrorist attacks on the U.S. In fact, the 911 Commission has explicitly stressed the need for BCP as a key aspect of private sector preparedness.


      Several vendors provide a variety of products to help organizations with BCP and crisis management. Such products fall into the following categories:

      1. Risk Assessment and Business Impact Analysis: Enables the process of understanding risks and assessing impact of potential disruptions.

      2. BCP: Makes creation and update of BC (Business Continuity) plans productive and efficient.

      3. Incident Management: Puts BCP into action during emergencies and tracks progress against plans.

      4. Crisis Communication: Used to mobilize and communicate with emergency teams during a crisis.

      Collectively, these categories form the Business Continuity market. Increasingly, vendors are offering products that integrate one or more of the above categories into a single package. Paradigm Solutions International is in the forefront of this trend having understood this need prior to the beginning of development.



Market Drivers

      During the last year, several factors have combined to greatly increase awareness of the need for good information technology Risk and Business Continuity Management (BCM). These factors are outlined as follows:

      o Increased regulatory requirements (Sarbanes-Oxley (SOX), corporate governance).

      o Improved overall risk management, as in the emergence of enterprise risk management.

      o The recent blackouts in several cities have almost certainly acted as the most significant catalysts outside financial services, the public sector and those areas immediately affected by the events of September 11, 2001.

      o     The continued threat of terrorism.

      o     Employee errors and sabotage.

      o     Cyber attacks.


      o Homeland Security Commission 911 Report standardization on how to measure preparedness and NFPA 1600 Requirements from credit companies and insurance agencies that help companies prepare for insurance requirements.


      o Demands from large enterprises that their supply chain suppliers have business continuity plans in place as a prerequisite for doing business.

      o     Natural disasters like hurricanes, floods and tornados.

Product/Service(s) Description

      OpsPlanner (TM) Business Continuity / Emergency Management and Notification Software

      Plan Manager: Business Continuity Planning makes the creation, maintenance, and update of plans productive and efficient.

      Recovery Manager: Helps organizations activate their plans in an emergency and track their recovery against the plans. Included in this module is the notification feature which is used to mobilize and communicate with emergency teams, suppliers, employees and government agencies during a crisis.

Business Continuity and Information Technology Security Professionals

      o     Full-time Certified Business Continuity Professionals (CBCPs).

      o Certified Network and Security Consultants/Engineers (CISSP, Security+, etc.).

Business Continuity Planning Services

      o     Plan Audit, Risk Assessment, and Business Impact Analysis.

      o     Continuity Plan Development and Testing.

      o     Organizational Awareness and Improvement.

      o     Evaluation of Required Application Systems and Services.

      o     Workflow Analysis.

Information Technology Security Offerings

      o     Objective Information Technology Security Vulnerability Assessment.

      o     Information Technology Security Program and Policy Development.

      o     Information Technology Security Solution Implementation and
            Integration.

Competitive Analysis


      Paradigm Solutions International faces competition from a small number of software vendors that are not as well capitalized as Paradigm Holdings Inc. Due to the integrated nature of the OpsPlanner(TM) software suite, we also face competition from notification vendors and emergency management software companies that compete against part of our software solution. In the area of business continuity services, we compete against large companies such as IBM, Bearing Point and others. In most cases, our services are competitively priced to allow PSI to act either independently or as a subcontractor to these large competitors.

Business Development Summary

      Paradigm Solutions International's business development plans include the following:

      o Recruit, train, and deploy a highly motivated, professional business development team.

      o Selectively add sales and professional delivery resources, deployed in a broader geographic area.

      o Achieve rapid growth through organic growth and strategic acquisitions.

      o     Remain deep and narrow in service offerings.

      o     Place Paradigm Solutions International offices in key US Cities.


      o Continue to focus its efforts for marketing, sales and service delivery utilizing the following geographic focus:


      o     Mid-Atlantic states

      o     Eastern seaboard states

      o     Disaster-prone locations: Florida, Texas, California, etc.

      o High concentration of population and targeted vertical market organizations in the following cities: Washington, Baltimore, New York, Philadelphia, Pittsburgh, Atlanta, Boston, Dallas, Los Angeles, Chicago.

      o     Increase the number of vendor channel partnerships.

Culture, People and Recruiting

      We have developed a corporate culture that promotes excellence in job performance, respect for the ideas and judgment of our colleagues, and recognition of the value of the unique skills and capabilities of our professional staff. We seek to attract highly qualified and ambitious staff. We strive to establish an environment in which all employees can make their best personal contribution and have the satisfaction of being part of a unique team. We believe that we have successfully attracted and retained highly skilled employees because of the quality of our work environment, the professional challenge of our assignments, and the financial and career advancement opportunities we make available to our staff.

      We occupy state-of-the-art facilities that are conducive to highly technical and collaborative work, while providing individual privacy. In our Innovation Center, we configure leading-edge equipment and software, and provide our engineers and developers with advanced tools to evaluate and apply new technologies.


      As of March 31, 2005, we had 310 personnel (full time, part time, and consultants). Of our total personnel, 272 were Paradigm Solutions Corporation IT service delivery professionals and consultants, and 38 were management and administrative personnel performing corporate marketing, human resources, finance, accounting, legal, internal information systems and administrative functions. None of our personnel is represented by a collective bargaining unit.


Website Access to Reports

      Our filings with the U.S. Securities and Exchange Commission (the "SEC") and other information, including our Ethics Policy, can be found on the Paradigm Solutions website (www.paradigmsolutions.com ). Information on our website does not constitute part of this report. We make available free of charge, on or through our Internet website, as soon as reasonably practicable after they are electronically filed or furnished to the SEC, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934.

                                   MANAGEMENT

Directors And Executive Officers

      Our directors, executive officers and key employees as of June 3, 2005, are as follows:

Name                   Age     Position with the Company                    Date First Elected or Appointed
----                   ---     -------------------------                    -------------------------------
Raymond Huger          58      Chief Executive Officer and Chairman of      November 4, 2004
                               the Board of Directors

Frank Jakovac          55      President, Chief Operating Officer           November 4, 2004

Mark Serway            43      Senior Vice-President and Chief Financial    November 4, 2004
                               Officer

Frank Ryan             53      Director                                     November 30, 2004

John A. Moore          52      Director                                     April 15, 2005

Edwin Mac Avery        57      Director                                     April 15, 2005

Set forth below is a brief description of the background and business experience of each of our executive officers and directors for the past five years:


      Raymond A. Huger, Chief Executive Officer Chairman of the Board - Ray has more than 30 years of experience in business management, information technology, and sales/marketing and technical support services. He established Paradigm Solutions in 1991 following a very successful 25-year career with IBM, beginning as a Field Engineer and holding a variety of challenging technical support, sales/marketing and executive management positions. Prior to his early retirement from IBM, he was a Regional Manager, responsible for the successful operations of several IBM Branch offices that generated over $500 million dollars in annual revenue. His experience and understanding of technology allowed him to develop a solid business value propositions for Paradigm Solutions and its Paradigm Solutions International Division. Ray has a Bachelor's Degree (BA) from Bernard Baruch College and a Master's Degree (MBA) from Fordham University.


Mr. Huger's Prior Five Year History:    2004 - Present, Chairman & CEO, Paradigm
                                        Holdings, Inc.
                                        1991 - 2004, President & CEO, Paradigm
                                        Solutions Corporation


      Frank J. Jakovac, President and Chief Operating Officer - Frank has over 25 years experience leading organizations through every phase of their lifecycle: from start-up to change and revitalization, to turnaround and accelerated growth. His background includes cross-functional expertise and experience in areas including business development, leadership, management, corporate governance, and regulatory issues. Jakovac built a highly successful entrepreneurial venture from start-up to $300 million in only four years and built another privately held venture from start-up to $100 million in assets within five years. In addition, he has participated in successful mergers and restructuring ventures and has nurtured working relationships with Fortune 500 CEOs, growth. His more recent successes include the founding of Adriatic Ventures in 1998 (which commercialized and managed projects ranging from information technology to land development) and his tenure as president and CEO of Avid Sportswear & Golf Corp. Jakovac graduated with a Bachelor of Science from Edinboro University and completed the Executive Extended Master Program in Business Administration, University of Pittsburgh.


Mr. Jakovac's Prior Five Year History:  2004 - Present, Chairman & COO, Paradigm
                                        Holdings, Inc.
                                        1998 - 2001, President & CEO, Adriatic
                                        Ventures, Inc.

      Mark A. Serway, Senior Vice President and Chief Financial Officer - Mark has over 20 years of senior business and financial management experience in the professional services and manufacturing marketplace with corporations in Government and Commercial sectors having domestic and international operations. He has extensive experience in business operations, financial forecasting and reporting, M&A, pricing, cash management, contract administration, purchasing and facilities management. His experience encompasses large, middle-market, and companies, as well as public and private firms with annual revenues ranging from $50 million to $1 billion. Prior to joining Paradigm Solutions Corp. as the Chief Financial Officer, Mark held senior level financial management positions with public companies including: Lockheed Martin Information Technology, Getronics Government Solutions, Wang Global and Babcock & Wilcox. Mark received his MBA in Finance from Averett College and holds a B.B.A. in Management Information Systems from James Madison University.


Mr. Serway's Prior Five Year History:   2004 - Present, SVP & CFO, Paradigm
                                        Holdings, Inc.
                                        2003 - 2004, VP & CFO, Paradigm
                                        Solutions Corporation
                                        2002 - 2003, Director of Business
                                        Operations, Lockheed Martin IT
                                        1996 - 2001, Director of Business
                                        Management, Getronics / Wang Global


      Francis X. Ryan, Board Member - Frank has over twenty years experience in managing public companies at the Executive level. Currently he is President, F.
X. Ryan & Assoc. Management Consulting firm specializing in turnarounds, workouts, crisis management, strategic planning, and working capital management. He has extensive experience in business process redesign. Prior to joining the Paradigm Holdings Inc. board, Mr. Ryan was the Central Command Special Operations Officer for Operation Enduring Freedom. Mr. Ryan has also been assigned to SOCCENT and served in Afghanistan. Mr. Ryan is a highly regarded expert speaker in the fields of Corporate Governance and Sarbanes-Oxley regulations. Mr. Ryan has held positions as Chief Operating Officer and Executive Vice President, and Chief Financial Officer for manufacturers and high technology companies. Mr. Ryan currently serves as a board member for the following organizations: St. Agnes Hospital, Baltimore, MD; Good Shepherd Center, Baltimore, MD, and Fawn Industries. Mr. Ryan received his M. B. A. Finance, from the University of Maryland, and holds a B.S. Economics from Mt. St. Mary's College. Mr. Ryan is also holds a C. P. A. from the State of Pennsylvania.


Mr. Ryan's Prior Five Year History:     1991 - Present, President, F.X. Ryan &
                                        Associates


      John A. Moore, Board Member - John has more than 30 years experience in public company management for information technology firms. He is the former Executive Vice President and CFO of ManTech International and was directly involved in taking ManTech public in 2002 as well as facilitating a secondary offering. John has extensive experience in strategic planning, corporate compliance, proposal preparation and pricing and SEC reporting. John has a deep knowledge of federal government contracting and financial management. John has served on the Boards of Directors for ManTech International (MANT) and GSE Systems Inc. (GVP). John is a current member of the Board of Advisors for the University of Maryland's Smith School. Mr. Moore has an MBA from the University of Maryland and a B.S. in accounting from LaSalle University.


Mr. Moore's Prior Five Year History:    1994 - 2003, EVP & CFO ManTech
                                        International Corporation


      Edwin Mac Avery, Board Member - Mac has 30 years of diverse experience in leading organizations through every lifecycle phase: form start-up to change and revitalization, to turnaround and accelerated growth. His background includes expertise in business development, finance, capital management and regulatory issues. As the Managing Partner of Avery and Company, a client services firm specializing in project design, management, funding, mergers and acquisitions, in the energy and technology sectors, he directed minerals leasing of over 50,000 acres of land in seven western states. Mac initiated or participated in oil and gas operations in six states with over 50 wells drilled. Mac also represented US energy companies, from small area operators to majors, in over $40 million of divestitures, and mergers and acquisitions activities. Mr. Avery has served as a corporate member on the Boards of Directors of the following corporations: TangibleData Inc., Duplication Technology Inc., Horizon Petroleum Corporation, Pioneer Resources, Inc. and Lincoln Investment Corporation.


Mr. Avery's Prior Five Year History:    2002- 2004, Assistant to Vice
                                        Chancellor, University of Colorado
                                        1999 - 2001, Corporate Development
                                        Officer, TangibleData, Inc.
                                        1991 - 1999, Managing Partner, Avery &
                                        Company

Family Relationships


      There are no family relationships between any of our officers or directors.


Directors

      Our Board of Directors consists of seven (7) seats, of which, 6 have been filled as of April 15, 2005. Directors serve for a term of one year and stand for election at our annual meeting of stockholders. Pursuant to our Bylaws, a majority of directors may appoint a successor to fill any vacancy on the Board of Directors.

Term Of Office

      Our directors hold office until the next annual meeting of the shareholders and until their successors have been elected and qualified. Our officers hold office until their death, or until they shall resign or have been removed from office.

Committees Of The Board Of Directors


      Currently, we have an Audit Committee and Compensation Committee. Our Audit Committee consists of Mr. Francis X. Rayan, Mr. John Moore and Mr. Mac Avery, with Mr. Ryan serving as Chairman of the Audit Committee. Our Compensation Committee consist of Mr. Francis X. Ryan, Mr. John Moore and Mr. Mac Avery, with Mr. Moore serving as the Chairman of the Compensation Committee.


Audit Committee Financial Expert

      Mr. Francis X. Ryan is our Audit Committee financial expert.

Code Of Ethics


      We adopted a Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer, Corporate Controller and certain other finance executives, which is a "code of ethics" as defined by applicable rules of the SEC. Our Code of Ethics is attached to the accompanying registration statement. If we make any amendments to our Code of Ethics other than technical, administrative, or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of our Code of Ethics to our chief executive officer, chief financial officer, or certain other finance executives, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies in a Current Report on Form 8-K filed with the SEC.


Compliance With Section 16(a) Of The Securities Exchange Act

      Section 16(a) of the Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than ten percent of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based on information provided to Paradigm Holdings, we believe that all of the Company's directors, executive officers and persons who own more than 10% of our common stock were in compliance with
Section 16(a) of the Exchange act of 1934 during the last fiscal year, except as follows: Form 3's for Messrs. Huger, Jakovac, Ryan, Serway, Moore and Avery were not timely filed.

ITEM 10. EXECUTIVE COMPENSATION

      The following table shows all the cash compensation paid by Paradigm Holdings, as well as certain other compensation paid or accrued, during the fiscal years ended December 31, 2004, 2003 and 2002 to Paradigm Holdings' named executive officers. No restricted stock awards, long-term incentive plan payouts or other types of compensation, other than the compensation identified in the chart below, were paid to these executive officers during these fiscal years.

                           SUMMARY COMPENSATION TABLE


                                                              Annual Compensation                    Long-Term Compensation
                                                      ------------------------------------   ---------------------------------------
                                                                                    Other                                     All
                                                                                    Annual   Restricted   Option      LTIP    Other
                                                                                   Compen-      Stock        #/*    Payouts  Compen-
Name                 Title                            Year    Salary      Bonus     sation     Awarded    SARs (#)    ($)    sation
----                 -----                            ----    ------      -----     ------     -------    --------    ---    ------
Raymond Huger        Chief Executive Officer          2004   $384,243    $231,679        --        --        --        --        --
                     and Chairman of                  2003   $250,193    $405,476        --        --        --        --        --
                     the Board of Directors           2002   $219,702    $345,093        --        --        --        --        --

Frank Jakovac(1)     President,                       2004   $181,365    $ 70,417
                     Chief Operating Officer          2003   $     --    $     --        --        --        --        --        --
                     and Director                     2002   $     --    $     --        --        --        --        --        --

Mark Serway(2)       Senior Vice President,           2004   $196,150    $ 39,700        --        --        --        --        --
                     Chief Financial Officer          2003   $ 43,578    $  5,600        --        --        --        --        --
                     and Director                     2002   $     --    $     --        --        --        --        --        --

Harry M. Kaneshiro   Executive Vice President,        2004   $403,367    $181,995        --        --        --        --        --
                     Paradigm Solutions Corp.         2003   $500,913    $309,589        --        --        --        --        --
                                                      2002   $422,764    $270,090        --        --        --        --        --

Samar Ghadry(3)      Former Senior Vice President,    2004   $497,929    $104,693        --        --        --        --        --
                     Paradigm Solutions Corp.         2003   $672,933    $136,802        --        --        --        --        --
                                                      2002   $571,123    $119,307        --        --        --        --        --


(1)   Frank Jakovac was hired on May 11, 2004.

(2)   Mark Serway was hired on July 28, 2003.

(3) Samar Ghadry's employment with Paradigm Solutions Corporation ended effective as of April 1, 2005.

      The following table contains information regarding options granted during the year ended December 31, 2004 to Paradigm Holdings' named executive officer.


                             OPTION/SAR GRANTS TABLE

                                                                               % Total
                                                                             Options/SARs
                                                                              Granted to
                                                               No. of        Employees in
                                                             Securities       year ended
                                                             Underlying      December 31      Exercise or
                                                            Options/SARs         2003         Base Price       Expiration
Name                           Title                         Granted (#)         (%)         ($ per Share)        Date
----                           -----                         -----------         ---         -------------        ----
Raymond Huger                  Chief Executive Officer             --              --               --              --
                               and Chairman of
                               the Board of Directors

Frank Jakovac                  President,                          --              --               --              --
                               Chief Operating Officer
                               and Director

Mark Serway                    Senior Vice President,              --              --               --              --
                               Chief Financial Officer
                               and Director

Harry M. Kaneshiro             Executive Vice President            --              --               --              --
                               Paradigm Solutions Corp.

Samar Ghadry(1)                Former Senior Vice
                               President                           --              --               --              --
                               Paradigm Solutions Corp.

----------

(1) Samar Ghadry's employment with Paradigm Solutions Corporation ended effective as of April 1, 2005.


      The following table contains information regarding options exercised in the year ended December 31, 2004, and the number of shares of common stock underlying options held as of December 31, 2004, by Paradigm Holdings' named executive officer.

                        AGGREGATED OPTIONS/SAR EXERCISES
                             IN LAST FISCAL YEAR AND
                       FISCAL YEAR END OPTIONS/SAR VALUES

                                                                              Number of Securities          Value of Unexercised
                                                                             Underlying Unexercised             In-the-Money
                                                   Shares                         Options/SARs                  Options/SARs
                                                Acquired on     Value               at FY-End                    at FY-End
                                                  Exercise     Realized        (#)                           ($)
Name                          Title                 (#)          ($)       Exercisable   Unexcersiable   Exercisable   Unexercsiable

Raymond Huger       Chief Executive Officer          --            --            --             --              --             --
                    and Chairman of
                    the Board of Directors

Frank Jakovac       President,                       --            --            --             --              --             --
                    Chief Operating Officer
                    And Director

Mark Serway         Senior Vice President,           --            --            --             --              --             --
                    Chief Financial
                    Officer and Director

Harry M. Kaneshiro  Executive Vice President         --            --            --             --              --             --
                    Paradigm Solutions Corp.

Samar Ghadry(1)     Former Senior                    --            --            --             --              --             --
                    Vice President
                    Paradigm Solutions Corp.

----------

(1) Samar Ghadry's employment with Paradigm Solutions Corporation ended effective as of April 1, 2005.

Stock Option Grants In The Past Fiscal Year

      None issued.


Employment Arrangements


      Effective November 4, 2004, Raymond Huger and Paradigm Holdings entered into an Employment Agreement. Pursuant to the agreement, Mr. Huger serves as Chief Executive Officer. The agreement has a term of three years and is renewable for additional terms of one (1) year unless either party provides the other with notice at least ninety (90) days prior to the date the employment term would otherwise renew. Paradigm Holdings can terminate the agreement by providing at least thirty (30) days' advance written notice to Mr. Huger. In the event that Paradigm Holdings terminates the agreement, other than in connection with a change of control of Paradigm Holdings and other than for cause, Paradigm Holdings is obligated to continue to pay Mr. Huger's base salary and benefits for a period that is the greater of: (i) the remainder of the initial employment term or (ii) twelve (12) months from the date of termination. In addition, in the event Paradigm Holdings terminates the agreement, other than in connection with a change of control or for cause, any and all options granted to Mr. Huger will become automatically and immediately vested and exercisable. Under the agreement, Mr. Huger receives $395,200 in annual salary and is entitled to participate in any health insurance, accident insurance, hospitalization insurance, life insurance, pension, or any other similar plan or benefit provided by Paradigm Holdings to its executives or employees generally, including any stock option plan. Paradigm Holdings may terminate the Employment Agreement at any time on or after November 4, 2004, by providing at least thirty
(30) days written notice to Mr. Huger. In the event that Paradigm Holdings terminates the Employment Agreement (a) other than in connection with a change of control and (b) other than for cause, Paradigm Holdings shall, notwithstanding such termination, in consideration for all of the undertakings and covenants of Mr. Huger contained in the Employment Agreement, continue to pay to Mr. Huger his base salary and the regular benefits for a period that is the greater of (i) the remainder of the initial employment term or (ii) twelve
(12) months from the date of such termination. In addition, in the event Paradigm Holdings terminates the Employment Agreement as described above, any and all options granted to Mr. Huger by Paradigm Holdings shall become automatically and immediately vested and exercisable.

      Effective November 4, 2004, Frank Jakovac and Paradigm Holdings entered into an Employment Agreement. Pursuant to the agreement, Mr. Jakovac serves as Chief Operating Officer. The agreement has a term of three years and is renewable for additional terms of one (1) year unless either party provides the other with notice at least ninety (90) days prior to the date the employment term would otherwise renew. Paradigm Holdings can terminate the agreement by providing at least thirty (30) days' advance written notice to Mr. Jakovac. In the event that Paradigm Holdings terminates the agreement, other than in connection with a change of control of Paradigm Holdings and other than for cause, Paradigm Holdings is obligated to continue to pay Mr. Jakovac's base salary and benefits for a period that is the greater of: (i) the remainder of the initial employment term or (ii) twelve (12) months from the date of termination. In addition, in the event Paradigm Holdings terminates the agreement, other than in connection with a change of control or for cause, any and all options granted to Mr. Jakovac will become automatically and immediately vested and exercisable. Under the agreement, Mr. Jakovac receives $365,250 in annual salary and is entitled to participate in any health insurance, accident insurance, hospitalization insurance, life insurance, pension, or any other similar plan or benefit provided by Paradigm Holdings to its executives or employees generally, including any stock option plan. Paradigm Holdings may terminate the Employment Agreement at any time on or after November 4, 2004, by providing at least thirty (30) days' written notice to Mr. Jakovac. In the event that Paradigm Holdings terminates the Employment Agreement (a) other than in connection with a change of control and (b) other than for cause, Paradigm Holdings shall, notwithstanding such termination, in consideration for all of the undertakings and covenants of Mr. Jakovac contained in the Employment Agreement, continue to pay to Mr. Jakovac his base salary and the regular benefits for a period that is the greater of (i) the remainder of the initial employment term or (ii) twelve (12) months from the date of such termination. In addition, in the event Paradigm Holdings terminates the Employment Agreement as described above, any and all options granted to Mr. Jakovac by Paradigm Holdings shall become automatically and immediately vested and exercisable.

      Effective November 4, 2004, Mark Serway and Paradigm Holdings entered into an Employment Agreement. Pursuant to the agreement, Mr. Serway serves as Chief Financial Officer. The agreement has a term of three years and is renewable for additional terms of one (1) year unless either party provides the other with notice at least ninety (90) days prior to the date the employment term would otherwise renew. Paradigm Holdings can terminate the agreement by providing at least thirty (30) days' advance written notice to Mr. Serway. In the event that Paradigm Holdings terminates the agreement, other than in connection with a change of control of Paradigm Holdings and other than for cause, Paradigm Holdings is obligated to continue to pay Mr. Serway's base salary and benefits for a period that is the greater of: (i) the remainder of the initial employment term or (ii) twelve (12) months from the date of termination. In addition, in the event Paradigm Holdings terminates the agreement, other than in connection with a change of control or for cause, any and all options granted to Mr. Serway will become automatically and immediately vested and exercisable. Under the agreement, Mr. Serway receives $315,175 in annual salary and is entitled to participate in any health insurance, accident insurance, hospitalization insurance, life insurance, pension, or any other similar plan or benefit provided by Paradigm Holdings to its executives or employees generally, including any stock option plan. Paradigm Holdings may terminate the Employment Agreement at any time on or after November 4, 2004, by providing at least thirty
(30) days' written notice to Mr. Serway. In the event that Paradigm Holdings terminates the Employment Agreement (a) other than in connection with a change of control and (b) other than for cause, Paradigm Holdings shall, notwithstanding such termination, in consideration for all of the undertakings and covenants of Mr. Serway contained in the Employment Agreement, continue to pay to Mr. Serway his base salary and the regular benefits for a period that is the greater of (i) the remainder of the initial employment term or (ii) twelve
(12) months from the date of such termination. In addition, in the event Paradigm Holdings terminates the Employment Agreement as described above, any and all options granted to Mr. Serway by Paradigm Holdings shall become automatically and immediately vested and exercisable.

      Effective April 1, 2005, Samar Ghadry and Paradigm Solutions Corporation, a wholly-owned subsidiary of Paradigm Holdings, entered into a Letter Agreement pursuant to which Ms. Ghadry and Paradigm Solutions Corporation agreed and acknowledged that Ms. Ghadry's employment with Paradigm Solutions Corporation ended effective April 1, 2005. Pursuant to the terms of the Letter Agreement, Paradigm Solutions Corporation agreed to pay Ms. Ghadry severance pay in an amount equal to Ms. Ghadry's base pay for nine months in accordance with Paradigm Solutions Corporation's normal payroll practices. Paradigm Solutions Corporation agreed to pay Ms. Ghadry a bonus for the first quarter of 2005 equal to $20,250. In addition, Paradigm Holdings agreed to register 1,575,000 shares of commons tock owned by Ms. Ghadry in the accompanying registration statement. Further, Ms. Ghadry agreed that she will not, except with the prior written approval of Paradigm Holdings, engage in a disposition with respect to 100% of these shares until the earlier to occur of: (i) the date of the closing of a financing through the sale of debt or equity securities in which Paradigm Holdings receives in one or a series of transactions gross proceeds in an amount equal to at least $3 million or (ii) September 30, 2005. Ms. Ghadry also agreed that, when she is able to sell her shares of common stock, that she will not sell more than 2,000 shares in any single business day; however, in the event the average daily volume of the shares of Paradigm Holdings' common stock exceeds 10,000 shares for a period of 5 consecutive business days, Ms. Ghadry may sell up to an aggregate of 4,000 shares per day, commencing on the first business day thereafter and continuing so long as the average 5-day daily volume continues to exceed 10,000 shares. Ms. Ghadry and Paradigm Holdings agreed that, to the extent allowed by law and with the express written approval of the President and Chief Operating Officer of Paradigm Holdings, Ms. Ghadry may sell her shares to a bona fide purchaser in a private placement provided such purchaser agrees to be subject to the terms of the Letter Agreement. Ms. Ghadry was not employed by Paradigm Solutions Corporation pursuant to a written employment agreement.

                             DESCRIPTION OF PROPERTY

      Our principal Paradigm offices are located at three locations: Our PDHO and PSC headquarters' location are at 2600 Tower Oaks Boulevard, Suite 500, Rockville, Maryland 20852. This principal office consists of 14,318 square feet, with a monthly lease cost of $33,408.63 and is leased until May 31, 2011. Our client office, which is in support of our HUD customer, is located at: 15th and H Streets, N.W., Washington, DC 20005. This principal office consists of 16,364 square feet, with a monthly lease cost of $35,209.83 and is leased until June 30, 2007. The third office location, which is our PSI headquarters, is at 6110 Executive Boulevard, Suite 508, Rockville, Maryland, 20852, with a monthly lease cost of $4,610.91 and is leased until July 31, 2006.

                                LEGAL PROCEEDINGS


      Paradigm is involved in litigation, both potential and actual, arising from a contractual agreement between Paradigm and Norvergence, Inc. Paradigm entered into an agreement with Norvergence for the provision of telecommunication equipment and services in June, 2003. Under the agreement, Norvergence promised to supply all of Paradigm's telecommunication needs for a period of 60 months for the sum of $2,151.75 per month. Soon after executing the agreement with Paradigm, Norvergence sold a portion of the rights to those payments to a third party, CIT Technology Financial Services, Inc. ("CIT"). In July, 2004, Norvergence was forced into bankruptcy by its creditors and, soon thereafter, Paradigm's telecommunication services provided under the Norvergence agreement were terminated. Paradigm has taken the position that Norvergence utilized fraud and deception to obtain the agreement from Paradigm and has ceased paying either Norvergence or CIT.


      Paradigm has filed an unsecured claim in the Norvergence bankruptcy in the amount of $314,572.89 plus interest and attorney's fees. The claim is based upon claims under the N.J.S.A. 56:8-1 et. seq. (which provides for treble damages), common law fraud and breach of contract. At this juncture of the bankruptcy proceeding, it seems unlikely that Paradigm will recover a significant portion of its claim or any interest or attorney's fees. Paradigm also has potential exposure to a lawsuit from CIT. Paradigm has calculated that it may be liable to CIT for the sum of $59,299.98 plus interest and attorney's under the agreement assigned to CIT by Norvergence. CIT has not yet sued Paradigm, but has threatened to do so. Paradigm intends to vigorously contest any suit against it by CIT. This potential liability was accrued for in 2004.


      On May 27, 2005, the company received a settlement letter from the CIT Group concerning this matter which is a fully executed release from this liability in the amount of $3,947.74. The company is in the process of expediting this settlement and expects to settle by June 30, 2005.

                             PRINCIPAL SHAREHOLDERS

Security Ownership Of Certain Beneficial Owners And Management

      The following table sets forth information about the beneficial ownership of our common stock as of June 3, by (i) each person who we know is the beneficial owner of more than 5% of the outstanding shares of common stock (ii) each of our directors or those nominated to be directors, and executive officers, and (iii) all of our directors and executive officers as a group.


                                                                                  Amount and Nature
                                Name and Address                                    of Beneficial           Percentage
Title of Class                  of Beneficial Owner                                   Ownership         of Common Stock(1)
--------------                  -------------------                                   ---------         ------------------
Common Stock                    Raymond Huger                                        12,775,000                63.87%
                                2600 Tower Oaks Blvd.
                                Suite 500
                                Rockville, Maryland 20852

Common Stock                    Harry Kaneshiro                                       3,150,000                15.75%
                                2600 Tower Oaks Blvd.
                                Suite 500
                                Rockville, Maryland 20852

Common Stock                    Frank Jehovah                                                 0                    0%
                                2600 Tower Oaks Blvd.
                                Suite 500
                                Rockville, Maryland 20852

Common Stock                    Frank Ryan                                                    0                    0%
                                2600 Tower Oaks Blvd.
                                Suite 500
                                Rockville, Maryland 20852

Common Stock                    John Moore                                                    0                    0%
                                2600 Tower Oaks Blvd.
                                Suite 500
                                Rockville, Maryland 20852

Common Stock                    Edwin MacAvery                                                0                    0%
                                2600 Tower Oaks Blvd.
                                Suite 500
                                Rockville, Maryland 20852

Common Stock                    All Directors and Executive Officers as a
                                  Group (Five Persons)                               17,500,000                87.49%

Common Stock                    Samar Ghadry                                          1,575,000                 7.87%
                                2600 Tower Oaks Blvd.
                                Suite 500
                                Rockville, Maryland 20852

                                                                                  Amount and Nature
                                Name and Address                                    of Beneficial           Percentage
Title of Class                  of Beneficial Owner                                   Ownership         of Common Stock(1)
--------------                  -------------------                                   ---------         ------------------
Common Stock                    Shortline Equity Partners, Inc.                         500,000                 2.49%
                                8400 East Prentice Avenue
                                Penthouse, Suite 1500
                                Greenwood Village, CO 80111

Common Stock                    J.P. Consulting                                       1,054,411                 5.27%
                                6590 East Lake Place
                                Centennial, CO 80111

Common Stock                    Ultimate Investments Corp.                              607,939                 3.03%
                                8400 East Prentice Avenue
                                Penthouse, Suite 1500
                                Greenwood Village, CO 80111

                                Ultimate Investments Corp. and Shortline
                                Equity Partners, Inc. together own 5.51%


----------


(1) Applicable percentage of ownership is based on 20,003,368 shares of common stock outstanding as of June 3, 2005 together with securities exercisable or convertible into shares of common stock within 60 days of June 3, 2005 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of June 3, 2005 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      None.

                          MARKET PRICE OF AND DIVIDENDS
         ON THE REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS


      Our common stock has been listed on the Over-the-Counter Bulletin Board sponsored by the National Association of Securities Dealers, Inc., maintained by NASDAQ, under the symbol "PDHO" since September 14, 2004, following our name change and a 1 for 85 reverse stock split. The shares of Cheyenne Resources traded on the OTC BB under the symbol "CHYN" from January 2002 to July 2005. The following table contains the reported high and low bid prices for the common stock as reported on the OTC BB for the periods indicated.

      The following table sets forth the high and low bid prices for the common stock as reported on the Over-the-Counter Bulletin Board, maintained by NASDAQ, for each quarter since January 2002 for the periods indicated. Such information reflects inter dealer prices without retail mark-up, mark down or commissions and may not represent actual transactions.


      The following table sets forth, for the period indicated, the bid price range of our common stock.

    YEAR 2002                               High Bid          Low Bid
    Quarter Ended March 31, 2002             $0.015           $0.0100
    Quarter Ended June 30, 2002              $0.016           $0.0071
    Quarter Ended September 30, 2002         $0.025           $0.0070
    Quarter Ended December 31, 2002          $0.007           $0.0005

    YEAR 2003                               High Bid          Low Bid
    Quarter Ended March 31, 2003             $0.005           $0.0010
    Quarter Ended June 30, 2003              $0.010           $0.0050
    Quarter Ended September 30, 2003         $0.010           $0.0020
    Quarter Ended December 31, 2003          $0.005           $0.0020


    YEAR 2004                               High Bid          Low Bid
    Quarter Ended March 31, 2004             $0.021           $0.0050
    Quarter Ended June 30, 2004              $0.012           $0.0070
    Quarter Ended September 30, 2004         $0.035           $0.0060
    Quarter Ended December 31, 2004          $05.00           $0.3500



      On June 3, 2005, the closing price of our common stock as reported on the Over-the-Counter Bulletin Board, maintained by NASDAQ, was $3.05 per share. As of June 3, 2005, we had in excess of 2,900 holders of common stock and 20,003,368 shares of our common stock were issued and outstanding. Many of our shares are held in brokers' accounts, so we are unable to give an accurate statement of the number of shareholders.


Dividends

      We have not paid any dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain any earnings to finance the growth of the business. We cannot assure you that we will ever pay cash dividends. Whether we pay any cash dividends in the future will depend on the financial condition, results of operations and other factors that the Board of Directors will consider.

Recent Sales Of Unregistered Securities

      J. Paul Consulting Corporation, Shortline Equity Partners Inc. and Ultimate Investments Corporation subscribed for 10,000,000 shares of Common Stock (post reverse split of one for eighty-five) for $200,000 cash on August 27, 2004. The transaction was exempt from registration pursuant to section 4(6) of the Securities Act of 1933.

Corporate Organization

      On November 3, 2004, Paradigm Holdings, Inc., entered into an Agreement and Plan of Reorganization with Paradigm Solutions Merger Corp., a Delaware corporation and wholly-owned subsidiary of Paradigm Holdings (the "Merger Sub"), Paradigm Solutions Corporation, a Maryland corporation and the shareholders of Paradigm Solutions Corporation. Pursuant to the Agreement and Plan of Reorganization, the Merger Sub was merged with and into Paradigm Solutions Corporation, the surviving corporation and continues its existence under the laws of the State of Maryland and is a wholly-owned subsidiary of Paradigm Holdings, Inc. In consideration of the Merger, the Paradigm Solutions Corporation shareholders exchanged 13,699 shares of common stock of Paradigm Solutions Corporation, which was 100% of the issued and outstanding capital stock of Paradigm Solutions Corporation, for 17,500,000 shares of common stock of Paradigm Holdings Inc.

      With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Paradigm Holdings so as to make an informed investment decision. More specifically, Paradigm Holdings had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in Paradigm Holdings' common stock.

                            DESCRIPTION OF SECURITIES

Common Stock


      Our Articles of Incorporation authorize the issuance of 50,000,000 shares of common stock, $0.01 par value per share. As of June 3, 2005, 20,003,368 Paradigm Holdings' shares of common stock were issued and outstanding. The following description is a summary of the capital stock of Paradigm Holdings and contains the material terms of the capital stock. Additional information can be found in our Articles of Incorporation and Bylaws.


      Each holder of our common stock is entitled to one vote per share of common stock standing in such holder's name on our records on each matter submitted to a vote of our stockholders, except as otherwise required by law. Holders of our common stock do not have cumulative voting rights so that the holders of more than 50% of the combined shares of our common stock voting for the election of directors may elect all of the directors if they choose to do so and, in that event, the holders of the remaining shares of our common stock will not be able to elect any members to our board of directors. Holders of our common stock are entitled to equal dividends and distributions, per share, when, as and if declared by our board of directors from funds legally available. Holders of our common stock do not have preemptive rights to subscribe for any of our securities nor are any shares of our common stock redeemable or convertible into any of our other securities. If we liquidate, dissolve or wind up our business or affairs, our assets will be divided up pro-rata on a share-for-share basis among the holders of our common stock after creditors and preferred shareholders, if any, are paid.

Transfer Agent

      The transfer agent for our common stock is Computershare in Denver, Colorado and its telephone number is (303) 262-0600.

Disclosure Of SEC Position On Indemnification For Securities Act Liabilities

      Our Articles of Incorporation, as well as our By-Laws provide for the indemnification of directors, officers, employees and agents of the corporation to the fullest extent provided by the corporate laws of the State of Wyoming, as well as are described in the Articles of Incorporation and the By-Laws. These sections generally provide that the Company may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative except for an action by or in right of the corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his or her duties to the Company.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of Paradigm Holdings, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.


Anti-Takeover Effects Of Provisions of The Articles Of Incorporation Authorized And Un-issued Stock

      The authorized but un-issued shares of our common and preferred stock are available for future issuance without our shareholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans.

                                     EXPERTS


      The financial statements of Paradigm Holdings incorporated herein have been so incorporated in reliance upon the report of independent registered public accountants, Aronson & Company, given upon their authority as experts in auditing and accounting. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Section 7 and 11 of the 1933 Act.


                                  LEGAL MATTERS

      The validity of the shares of common stock offered hereby will be passed upon for us by ________, Wyoming.

                              AVAILABLE INFORMATION


      We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

                              FINANCIAL STATEMENTS

                             PARADIGM HOLDINGS, INC.
                    (FORMERLY PARADIGM SOLUTIONS CORPORATION)

                                TABLE OF CONTENTS


                                                                                                                      Page
                                                                                                                      ----

FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 2005

Consolidated Balance Sheets as of March 31, 2005 and December 31, 2004                                            F-1 - F-2

Consolidated Statements of Operations For The Three Months Ended March 31, 2005 and 2004                                F-3

Consolidated Statements of Cash Flows For The Three Months Ended March 31, 2005 and 2004                                F-4

Notes to Consolidated Financial Statements                                                                        F-5 - F-8

FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004

Report of Independent Registered Public Accounting Firm                                                                 F-9

Consolidated Balance Sheets as of December 31, 2004 and 2003                                                    F-10 - F-11

Consolidated Statements of Operations For The Fiscal Years Ended December 31, 2004, 2003 and 2002                      F-12

Consolidated Statements of Stockholders' Equity For The Fiscal Years Ended December 31, 2004, 2003 and                 F-13
2002

Consolidated Statements of Cash Flows For The Fiscal Years Ended December 31, 2004, 2003 and 2002                      F-14

Notes to Consolidated Financial Statements                                                                           F-5-13

                             PARADIGM HOLDINGS, INC.
                    (FORMERLY PARADIGM SOLUTIONS CORPORATION)
                           CONSOLIDATED BALANCE SHEETS

                                                  3/31/05            12/31/04
                                                 (Unaudited)          (Note 1)
                                                ------------       ------------
ASSETS
CURRENT ASSETS
Cash and cash equivalents                       $    246,761       $    179,389
Accounts receivable - contracts                   11,451,321         11,478,901
  Inventory, net                                     697,198            616,020
  Prepaid expenses                                 3,010,374          4,239,770
  Other current assets                                80,257             89,890
                                                ------------       ------------

TOTAL CURRENT ASSETS                              15,485,911         16,603,970
                                                ------------       ------------
PROPERTY AND EQUIPMENT, AT COST
Furniture and fixtures                               126,384            124,845
Equipment                                          1,086,486          1,043,725
Software                                             302,481            221,965
Leasehold improvements                               121,000            121,000
                                                ------------       ------------
TOTAL PROPERTY AND EQUIPMENT                       1,636,351          1,511,535
                                                ------------       ------------
Less:  Accumulated depreciation                     (590,599)          (504,348)
                                                ------------       ------------

                                                ------------       ------------
NET PROPERTY AND EQUIPMENT                         1,045,752          1,007,187

OTHER ASSETS
Deposits                                              77,182             77,182
                                                ------------       ------------
TOTAL ASSETS                                    $ 16,608,845       $ 17,688,339
                                                ============       ============

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                             PARADIGM HOLDINGS, INC.
                    (FORMERLY PARADIGM SOLUTIONS CORPORATION)
                           CONSOLIDATED BALANCE SHEETS

                                                         3/31/05       12/31/04
                                                       (Unaudited)     (Note 1)
                                                       -----------   -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Bank overdraft                                       $ 1,046,773   $ 1,046,160
  Note payable - line of credit                          3,775,354     3,220,072
  Capital lease payable                                      4,671
  Accounts payable and accrued expenses                  4,259,141     5,476,967
  Accrued salaries and related liabilities               2,224,813     1,812,545
  Deferred income taxes                                    564,750       527,000
  Deferred revenue                                         819,539     1,749,410
                                                       -----------   -----------
    TOTAL CURRENT LIABILITIES                           12,695,041    13,832,154

LONG-TERM LIABILITIES
  Deferred rent                                            146,247       144,435
  Capital lease payable, net of current portion             13,185
  Deferred income taxes, net of current portion          1,186,500     1,356,000
                                                       -----------   -----------
    TOTAL LIABILITIES                                   14,040,973    15,332,589
                                                       -----------   -----------

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Common stock - $.01 par value,
  50,000,000 shares authorized,
  20,003,368 shares issued and outstanding                 200,034       200,034
  Retained earnings                                      2,367,838     2,155,716
                                                       -----------   -----------

    TOTAL STOCKHOLDERS' EQUITY                           2,567,872     2,355,750
                                                       -----------   -----------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $16,608,845   $17,688,339
                                                       ===========   ===========

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                             PARADIGM HOLDINGS, INC.
                    (FORMERLY PARADIGM SOLUTIONS CORPORATION)
                      CONSOLIDATED STATEMENT OF OPERATIONS

Quarters Ended March 31,                                     2005            2004
                                                        ------------    ------------
Contract Revenue
  Service contracts                                     $  9,278,118    $  8,903,677
  Repair and maintenance contracts                         5,856,319       5,207,494
                                                        ------------    ------------
    Total contract revenue                                15,134,437      14,111,171
                                                        ------------    ------------
Cost of revenue
  Service contracts                                        6,717,380       6,620,895
  Repair and maintenance contracts                         4,239,989       4,033,606
                                                        ------------    ------------
    Total cost of revenue                                 10,957,369      10,654,501
                                                        ------------    ------------
Gross margin                                               4,177,068       3,456,670
  Other operating costs and expenses                       3,794,454       3,595,237
                                                        ------------    ------------
  Income (loss) from operations                              382,614        (138,567)
                                                        ------------    ------------
Other (expense) income
  Interest income                                              4,272           4,633
  Other income                                                   168              80
  Interest expense                                           (39,801)        (15,831)
                                                        ------------    ------------

    Total other (expense) income                             (35,361)        (11,118)
                                                        ------------    ------------

Net income (loss) before income taxes                   $    347,253    $   (149,685)
                                                        ------------    ------------
Provision for income taxes                                   135,130           3,636
                                                        ------------    ------------
Net income (loss)                                       $    212,123    $   (153,321)
                                                        ------------    ------------
Basic and diluted net income (loss) per common share    $       0.01    $      (0.01)
                                                        ------------    ------------
Basic and diluted weighted average common shares used
  to compute net income (loss) per share                  20,003,368      17,500,000
                                                        ============    ============

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                             PARADIGM HOLDINGS, INC.
                    (FORMERLY PARADIGM SOLUTIONS CORPORATION)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

Quarter Ended                                            2005            2004
                                                     ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                  $    212,123    $   (153,321)

ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET
  CASH (USED)PROVIDED BY OPERATING ACTIVITIES:
  Depreciation                                             86,251          87,418
    (INCREASE) DECREASE IN
      Accounts receivable - contracts                      27,580       4,877,771
      Inventory, net                                      (81,178)       (139,853)
      Prepaid expenses                                  1,229,396         608,662
      Other current assets                                  9,633          (2,987)
      Deposits
    (DECREASE) INCREASE IN
      Accounts payable and accrued expenses            (1,217,826)     (1,379,046)
      Accrued salaries and related liabilities            412,267         149,030
      Deferred income taxes                              (131,750)
      Deferred revenue                                   (929,871)     (2,296,973)
      Deferred rent                                         1,812
                                                     ------------    ------------

    NET CASH(USED)PROVIDED BY OPERATING ACTIVITIES       (381,563)      1,750,701
                                                     ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment                       (106,025)        (98,369)
NET CASH USED BY INVESTING ACTIVITIES                    (106,025)        (98,369)
CASH FLOWS FROM FINANCING ACTIVITIES
    Bank overdraft                                            614
    Payments on capital lease                                (936)
    Proceeds from line of credit                       11,003,964       9,075,337
    Payments on line of credit                        (10,448,682)    (10,077,488)
                                                     ------------    ------------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES          554,960      (1,002,151)
                                                     ------------    ------------

NET INCREASE IN CASH                                       67,372         650,181

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD            179,389          17,891
                                                     ------------    ------------

CASH AND CASH EQUIVALENTS, END OF PERIOD             $    246,761    $    668,072
                                                     ============    ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for income taxes                           $        300    $      3,636
                                                     ============    ============
Cash paid for interest                               $     39,801    $     15,831
                                                     ============    ============
Equipment purchased under capital lease              $     18,791    $
                                                     ============    ============

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                             PARADIGM HOLDINGS, INC.
                    (FORMERLY PARADIGM SOLUTIONS CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES ORGANIZATION

Paradigm Holdings, Inc. ("PDHO"), formerly Cheyenne Resources, Inc., was incorporated in the state of Wyoming on November 17, 1970. On November 3, 2004, Paradigm Holdings, Inc. entered into an Agreement and Plan of Reorganization with Paradigm Solutions Merger Corp. ("Merger Sub"), Paradigm Solutions Corporation ("PSC"), and the shareholders of PSC. Pursuant to the Agreement and Plan of Reorganization, the Merger Sub was merged with and into PSC, which was the surviving corporation, and became a wholly owned subsidiary of PDHO. In consideration of the merger, the PSC shareholders exchanged 13,699, or 100%, of their common stock for 17,500,000 shares of common stock of PDHO.

Although PDHO is the legal acquirer in the acquisition, and remains the registrant with the SEC, under generally accepted accounting principles, the acquisition was accounted for as a reverse acquisition, whereby PSC is considered the "acquirer" of PDHO for financial reporting purposes. The following factors were considered: 1) PSC's shareholders controlled more than 50% of the post acquisition combined entity, 2) management, after the acquisition, is that of PSC, 3) PDHO had no assets and an immaterial amount of liabilities as of the acquisition date, and 4) continuing operations of the business are that of PSC.

Effective November 3, 2004, PDHO conducts business through its wholly owned subsidiary Paradigm Solutions Corporation. On December 17, 2004, PSC formed a wholly owned subsidiary, Paradigm Solutions International, Inc. ("PSI"). PSI had no activity during 2004 or 2005. The accompanying consolidated financial statements include the accounts of PDHO, PSC and PSI (collectively, the "Company"). All significant inter-company balances and transactions have been eliminated in consolidation.

The Company is a full-service information technology (IT) and business solutions provider offering a wide range of technical support and management services to improve the operational efficiency of government and industry. The Company graduated from the Small Business Administration's 8(a) Business Development program on October 13, 2004. Today, the Company possesses a portfolio of flexible contract vehicles arrangements to expedite delivery of information technology services and solutions to clients across the federal government.

The consolidated condensed financial statements included herein have been prepared by Paradigm Holdings, Inc. (the Company) without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations; however, the Company believes that the disclosures are adequate to make the information presented not misleading. The condensed financial statements included herein should be read in conjunction with the financial statements and the notes thereto included in the Company's 2004 Form 10-K.

In the opinion of the registrant, the accompanying financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position of the Company at March 31, 2005 and December 31, 2004, its results of operations for the three months ended March 31, 2005 and March 31, 2004, and its cash flows for the three months ended March 31, 2005 and March 31, 2004.

DESCRIPTION OF CRITICAL ACCOUNTING POLICIES

The preparation of these consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

On an ongoing basis, management evaluates its estimates including those related to uncollected accounts receivable, contingent liabilities, revenue recognition, and other intangible assets. Management bases its estimates on historical experience and on various other factors that are believed to be reasonable at the time the estimates are made. Actual results may differ from these estimates under different assumptions or conditions.

Our management routinely makes judgments and estimates about the effects of matters that are inherently uncertain. As the number of variables and assumptions affecting the probable future resolution of the uncertainties increase, these judgments become even more subjective and complex. We have identified certain accounting policies, described below, that are the most important to the portrayal of our current financial condition and results of operations.


USE OF ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


REVENUE RECOGNITION

Revenue from time and materials contracts is recognized as costs are incurred at amounts represented by the agreed-upon billing amounts.

Fixed price labor hour and level of effort contracts involve defined numbers of hours or categories of personnel. Revenue on fixed unit price contracts, where specific units of output under service agreements are delivered, is recognized as units are delivered based on the specific price per unit. Fixed price maintenance contracts are recognized as revenue on a pro-rata basis over the life of the contract.

In certain arrangements, the Corporation enters into contracts that include the delivery of a combination of two or more of its service offerings. Such contracts are divided into separate units of accounting and revenue is recognized separately, and in accordance with, the Corporation's revenue recognition policy for each element.

Software revenue recognition is in accordance with AICPA Statement of Position 97-2. Revenue from the sale of licenses is recognized upon shipment when the price is fixed and collection is probable. Software revenues are not significant for any of the years presented.

Revenue from cost-type contracts is recognized as costs are incurred on the basis of direct costs plus allowable operating costs and expenses and an allocable portion of the fixed fee.

Revenue recognized on contracts for which billings have not yet been presented to customers is included in the Accounts Receivable - contracts classification on the accompanying Balance Sheets.

Deferred revenue relates to contracts for which customers pay in advance for services to be performed at a future date. The Corporation recognizes deferred revenue over the related maintenance contract service periods, which run through 2005. These payments are nonrefundable.


COST OF REVENUE

Cost of revenue for service contracts consist primarily of labor, consultant, subcontract, and other costs attributable to the performance of the contract.

Cost of revenue for repair and maintenance contracts consist primarily of subcontract, labor, and other costs attributable to the performance of the contract.


MAJOR CUSTOMERS

During the quarters ended March 31, 2005 and 2004, the Company's revenues generated from five major customers, totaled 69% and 90% of total revenue, respectively. The Company's accounts receivable related to these five major customers were 78% and 80% of total accounts receivable at the end of the respective quarters. The Company defines major customers by government agency.


INVENTORY

Inventory consists of replacement printer parts and is stated at the lower of cost or market using the FIFO method.

INCOME TAXES

Prior to November 5, 2004, Paradigm Solutions Corporation was treated as an S Corporation, and therefore, did not pay Federal and state corporate income taxes since the tax attributes of the entity were reported on the stockholders' tax returns. Paradigm Solutions Corporation filed its income tax returns on the cash basis of accounting, whereby revenue was recognized when received and expenses were recognized when paid. Effective November 5, 2004, Paradigm Solutions Corporation revoked its S-Corporation status and therefore is subject to income taxes at the corporate level.

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.

PRO FORMA FINANCIAL DATA:

The unaudited pro forma information for the periods set forth below is based on the operations of Paradigm Solutions Corporation and is prepared as if the Corporation had been a C Corporation at the beginning of each period assuming a tax provision of 38.6%.

                                                        March 31,       March 31,
                                                          2005           2004
STATEMENT OF OPERATION DATA:                           (Pro forma)      Pro forma)
                                                       ------------   ------------
(in thousands, except per share data)                  $     15,134   $      4,111
Net income (loss) before income taxes                           347           (150)
Income tax provision (benefit)                                  135            (58)
Net income (loss)                                               212            (92)
Basic and diluted net income (loss) per common share   $       0.01   $       (.01)
Weighted average common shares outstanding               20,003,368     17,500,000

2. COMPENSATION AND EMPLOYMENT AGREEMENTS

Effective April 1, 2005, Samar Ghadry and Paradigm Solutions Corporation, a wholly-owned subsidiary of Paradigm Holdings, entered into a Letter Agreement pursuant to which Ms. Ghadry and Paradigm Solutions Corporation agreed and acknowledged that Ms. Ghadry's employment with Paradigm Solutions Corporation ended effective April 1, 2005. Pursuant to the terms of the Letter Agreement, Paradigm Solutions Corporation agreed to pay Ms. Ghadry severance pay in an amount equal to Ms. Ghadry's base pay for nine months in accordance with Paradigm Solutions Corporation's normal payroll practices. Paradigm Solutions Corporation agreed to pay Ms. Ghadry a bonus for the first quarter of 2005 equal to $20,250. In addition, Paradigm Holdings agreed to register 1,575,000 shares of common stock owned by Ms. Ghadry. Further, Ms. Ghadry agreed that she will not, except with the prior written approval of Paradigm Holdings, engage in a disposition with respect to 100% of these shares until the earlier to occur of:
(i) the date of the closing of a financing through the sale of debt or equity securities in which Paradigm Holdings receives in one or a series of transactions gross proceeds in an amount equal to at least $3 million or (ii) September 30, 2005. Ms. Ghadry also agreed that, when she is able to sell her shares of common stock, that she will not sell more than 2,000 shares in any single business day; however, in the event the average daily volume of the shares of Paradigm Holdings' common stock exceeds 10,000 shares for a period of 5 consecutive business days, Ms. Ghadry may sell up to an aggregate of 4,000 shares per day, commencing on the first business day thereafter and continuing so long as the average 5-day daily volume continues to exceed 10,000 shares. Ms. Ghadry and Paradigm Holdings agreed that, to the extent allowed by law and with the express written approval of the President and Chief Operating Officer of Paradigm Holdings, Ms. Ghadry may sell her shares to a bona fide purchaser in a private placement provided such purchaser agrees to be subject to the terms of the Letter Agreement.

3. CONTRACT STATUS

The Company has authorized but uncompleted contracts on which work is in progress at March 31, 2005 approximately, as follows:

                                                                        2005
                                                                  -------------
Total contract prices of initial contract awards, including
exercised options and approved change orders (modifications)      $ 170,035,000
Completed to date                                                  (128,044,000)
                                                                  -------------
    AUTHORIZED BACKLOG                                            $  41,991,000
                                                                  =============

The foregoing contracts contain unfunded and unexercised options not reflected in the above amounts of approximately $85,542,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
PARADIGM HOLDINGS, INC.
(FORMERLY PARADIGM SOLUTIONS CORPORATION)
Rockville, Maryland

We have audited the accompanying Consolidated Balance Sheets of PARADIGM HOLDINGS, INC. (FORMERLY PARADIGM SOLUTIONS CORPORATION) AND SUBSIDIARIES as of December 31, 2004 and 2003, and the related Consolidated Statements of Operations, Stockholders' Equity and Cash Flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PARADIGM HOLDINGS, INC. (FORMERLY PARADIGM SOLUTIONS CORPORATION) AND SUBSIDIARIES as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedules for each of the three years in the period ended December 31, 2004, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


/s/ Aronson & Company

Rockville, Maryland
February 11, 2005

                             PARADIGM HOLDINGS, INC.
                    (FORMERLY PARADIGM SOLUTIONS CORPORATION)
                           CONSOLIDATED BALANCE SHEETS

December 31,                                         2004               2003
------------                                     ------------      ------------

ASSETS
CURRENT ASSETS
  Cash and cash equivalents                      $    179,389      $     17,890
  Accounts receivable - contracts                  11,478,901        14,494,968
  Inventory, net                                      616,020           540,005
  Prepaid expenses                                  4,239,770         2,220,991
  Other current assets                                 89,890            17,414
                                                 ------------      ------------
    TOTAL CURRENT ASSETS                           16,603,970        17,291,268
                                                 ------------      ------------

PROPERTY AND EQUIPMENT, AT COST
  Furniture and fixtures                              124,845           117,920
  Software                                            221,965            82,051
  Leasehold improvements                              121,000           102,531
  Equipment                                         1,043,725           916,922
                                                 ------------      ------------

    TOTAL PROPERTY AND EQUIPMENT                    1,511,535         1,219,424
                                                 ------------      ------------
      Less: Accumulated depreciation                 (504,348)         (204,690)
                                                 ------------      ------------
    NET PROPERTY AND EQUIPMENT                      1,007,187         1,014,734
                                                 ------------      ------------

OTHER ASSETS
  Deposits                                             77,182            76,207
                                                 ------------      ------------
    TOTAL ASSETS                                 $ 17,688,339      $ 18,382,209
                                                 ============      ============

The accompanying Notes to Financial Statements are an integral part of these financial statements.

                             PARADIGM HOLDINGS, INC.
                    (FORMERLY PARADIGM SOLUTIONS CORPORATION)
                           CONSOLIDATED BALANCE SHEETS

December 31,                                                                        2004          2003
                                                                                 -----------   -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Bank overdraft                                                                 $ 1,046,160   $   695,980
  Note payable - line of credit                                                    3,220,072     3,000,000
  Accounts payable and accrued expenses                                            5,476,967     4,514,721
  Accrued salaries and related liabilities                                         1,812,545     1,601,297
  Deferred income taxes                                                              527,000
  Deferred revenue                                                                 1,749,410     2,328,690
                                                                                 -----------   -----------
    TOTAL CURRENT LIABILITIES                                                     13,832,154    12,140,688
                                                                                 -----------   -----------

LONG-TERM LIABILITIES
  Deferred rent                                                                      144,435       115,012
  Deferred income taxes, net of current portion                                    1,356,000
                                                                                 -----------   -----------
    TOTAL LIABILITIES                                                             15,332,589    12,255,700
                                                                                 -----------   -----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (AS RESTATED, NOTE 11)
  Common stock - $.01 par value, 50,000,000 shares authorized, 20,003,368 and
    17,500,000 shares issued and outstanding as of 2004 and 2003, respectively       200,034       175,000
  Retained earnings                                                                2,155,716     5,951,509
                                                                                 -----------   -----------
    TOTAL STOCKHOLDERS' EQUITY                                                     2,355,750     6,126,509
                                                                                 -----------   -----------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                   $17,688,339   $18,382,209
                                                                                 ===========   ===========

The accompanying Notes to Financial Statements are an integral part of these financial statements.

                             PARADIGM HOLDINGS, INC.
                    (FORMERLY PARADIGM SOLUTIONS CORPORATION)
                      CONSOLIDATED STATEMENTS OF OPERATIONS


Years Ended December 31,                                              2004             2003             2002
---------------------------------------------------               ------------     ------------     ------------
CONTRACT REVENUE
  Service contracts                                               $ 41,959,912     $ 36,091,375     $ 26,656,972
  Repair and maintenance contracts                                  19,796,389       15,114,617       11,016,120
                                                                  ------------     ------------     ------------
    TOTAL CONTRACT REVENUE                                          61,756,301       51,205,992       37,673,092
                                                                  ------------     ------------     ------------

Cost of revenue
  Service contracts                                                 28,000,237       26,282,131       19,189,806
  Repair and maintenance contracts                                  18,672,946       12,468,283        9,051,552
                                                                  ------------     ------------     ------------
    Total cost of revenue                                           46,673,183       38,750,414       28,241,358
                                                                  ------------     ------------     ------------

Gross margin                                                        15,083,118       12,455,578        9,431,734
Other operating costs and expenses                                  16,866,248       12,010,104        7,068,265
                                                                  ------------     ------------     ------------
Income (loss) from operations                                       (1,783,130)         445,474        2,363,469
                                                                  ------------     ------------     ------------

Other (expense) income
  Interest income - stockholder                                                           1,607            4,039
  Interest income - other                                               12,529           20,085           30,665
  Interest expense                                                     (61,920)            (290)          (2,741)
                                                                  ------------     ------------     ------------
    Total other (expense) income                                       (49,391)          21,402           31,963
                                                                  ------------     ------------     ------------

Net income (loss) before income taxes                               (1,832,521)    $    466,876     $  2,395,432
                                                                  ------------     ------------     ------------

Provision for income taxes                                           1,934,380           35,125           75,529
                                                                  ------------     ------------     ------------

Net income (loss)                                                 $ (3,766,901)    $    431,751     $  2,387,903
                                                                  ------------     ------------     ------------

Basic and diluted net income (loss) per common share              $      (0.21)    $       0.03     $       0.14
                                                                  ------------     ------------     ------------

Basic and diluted weighted average common share used to
  compute net income per share                                      17,896,709       17,500,000       17,500,000
                                                                  ------------     ------------     ------------


Pro-forma provision (benefit) for income taxes (Note 12)              (707,353)         180,214          924,636
                                                                  ------------     ------------     ------------

Pro-forma net income (loss)                                         (1,125,168)         286,662        1,470,796
                                                                  ------------     ------------     ------------

Pro-forma basic and diluted net income (loss) per common share    ($      0.06)    $       0.02     $       0.08
                                                                  ------------     ------------     ------------

Pro-forma weighted average common shares outstanding                17,896,709       17,896,709       17,896,709
                                                                  ------------     ------------     ------------


The accompanying Notes to Financial Statements are an integral part of these financial statements.

                             PARADIGM HOLDINGS, INC.
                    (FORMERLY PARADIGM SOLUTIONS CORPORATION)
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                          Common Stock
                                                                -----------------------------         Retained
Years Ended December 31, 2004, 2003 and 2002                       Share            Amount            Earnings             Total
--------------------------------------------                    ----------       ------------       ------------       ------------

BALANCE, JANUARY 1, 2002 (AS RESTATED, NOTE 11)               $ 17,500,000       $    175,000       $  3,313,855       $  3,306,855

NET INCOME                                                                                             2,387,903          2,387,903
                                                                ----------       ------------       ------------       ------------

BALANCE, DECEMBER 31, 2002                                      17,500,000            175,000          5,519,758          5,694,758

NET INCOME                                                                                               431,751            431,751
                                                                ----------       ------------       ------------       ------------

BALANCE, DECEMBER 31, 2003                                      17,500,000            175,000          5,951,509          6,126,509
                                                                ----------       ------------       ------------       ------------

RECAPITALIZATION AND NET LIABILITIES ASSUMED AS
  A RESULT OF REVERSE MERGER                                     2,503,368             25,034            (28,892)            (3,858)

NET LOSS                                                                                              (3,766,901)        (3,766,901)
                                                                ----------       ------------       ------------       ------------

BALANCE, DECEMBER 31, 2004                                      20,003,368       $    200,034       $  2,155,716       $  2,355,750
                                                                ==========       ============       ============       ============


The accompanying Notes to Financial Statements are an integral part of these financial statements.

                             PARADIGM HOLDINGS, INC.
                    (FORMERLY PARADIGM SOLUTIONS CORPORATION)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31,                                             2004            2003            2002
------------------------                                         ------------    ------------    ------------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                              $ (3,766,901)   $    431,751    $  2,387,903

ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET CASH USED BY
  OPERATING ACTIVITIES:
  Depreciation                                                        299,658         159,292          48,001
  Loss on disposal                                                         --          24,315              --
    (INCREASE) DECREASE IN
      Accounts receivable - contracts                               3,016,067      (5,983,859)     (2,167,584)
      Inventory, net                                                  (76,015)       (540,005)
      Prepaid expenses                                             (2,018,779)       (839,719)       (640,356)
      Other current assets                                            (72,476)        (14,724)         (6,453)
      Deposits                                                           (975)        (57,139)         (4,473)
    (DECREASE) INCREASE IN
      Accounts payable and accrued expenses                           958,387       1,964,129          32,437
      Accrued salaries and related liabilities                        211,248         788,853         276,182
      Deferred income taxes                                         1,883,000              --              --
      Deferred revenue                                               (579,280)      2,328,690              --
      Deferred rent                                                    29,423         115,012              --
                                                                 ------------    ------------    ------------
        NET CASH USED BY OPERATING ACTIVITIES                        (116,643)     (1,623,404)        (74,343)
                                                                 ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment                                 (292,110)     (1,042,859)       (108,559)
  Repayment of notes receivable - stockholder                               0          47,510          19,453
                                                                 ------------    ------------    ------------
    NET CASH USED BY INVESTING ACTIVITIES                            (292,110)       (995,349)        (89,106)
                                                                 ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Bank overdraft                                                      350,180        (635,385)        913,142
  Proceeds from line of credit                                     37,673,041       7,214,629       1,757,040
  Payments on line of credit                                      (37,452,969)     (4,573,448)     (1,928,186)
                                                                 ------------    ------------    ------------
    NET CASH PROVED BY FINANCING ACTIVITIES                           570,252       2,005,796         741,996
                                                                 ------------    ------------    ------------

    NET (DECREASE) INCREASE IN CASH                                   161,499        (612,957)        578,547

CASH, BEGINNING OF YEAR                                                17,890         630,847          52,300
                                                                 ------------    ------------    ------------

CASH, END OF YEAR                                                $    179,389    $     17,890    $    630,847
                                                                 ============    ============    ============

SUPPLEMENT DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid for  income taxes                                    $    747,486    $     35,125    $      7,529
                                                                 ============    ============    ============

  Cash paid for interest                                         $     61,920    $        290    $      2,741
                                                                 ============    ============    ============

The accompanying Notes to Financial Statements are an integral part of these financial statements.

                             PARADIGM HOLDINGS, INC.
                    (FORMERLY PARADIGM SOLUTIONS CORPORATION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES ORGANIZATION

Paradigm Holdings, Inc. (PDHO), formerly Cheyenne Resources, Inc., was incorporated in the state of Wyoming on November 17, 1970. On November 3, 2004, Paradigm Holdings, Inc. entered into an Agreement and Plan of Reorganization with Paradigm Solutions Merger Corp. (Merger Sub), Paradigm Solutions Corporation (PSC), and the shareholders of PSC. Pursuant to the Agreement and Plan of Reorganization, the Merger Sub was merged with and into PSC, which was the surviving corporation, and became a wholly owned subsidiary of PDHO. In consideration of the merger, the PSC shareholders exchanged 13,699, or 100%, of their common stock for 17,500,000 shares of common stock of PDHO.

Although PDHO is the legal acquirer in the acquisition, and remains the registrant with the SEC, under generally accepted accounting principles, the acquisition was accounted for as a reverse acquisition, whereby PSC is considered the "acquirer" of PDHO for financial reporting purposes. The following factors were considered: 1) PSC's shareholders controlled more than 50% of the post acquisition combined entity, 2) management, after the acquisition, is that of PSC, 3) PDHO had no assets and an immaterial amount of liabilities as of the acquisition date, and 4) continuing operations of the business are that of PSC.

Effective November 3, 2004, PDHO conducts business through its wholly owned subsidiary Paradigm Solutions Corporation. On December 17, 2004, PDHO formed a wholly owned subsidiary, Paradigm Solutions International, Inc. (PSI). PSI had no activity during 2004. The accompanying consolidated financial statements include the accounts of PDHO, PSC and PSI (collectively, the Corporation). All significant inter-company balances and transactions have been eliminated in consolidation.

The Corporation is a full-service information technology (IT) and business solutions provider offering a wide range of technical support and management services to improve the operational efficiency of government and industry. The Corporation graduated from the Small Business Administration's 8(a) Business Development program on October 13, 2004. Today, the Corporation possesses a portfolio of flexible contract vehicles arrangements to expedite delivery of information technology services and solutions to clients across the federal government.

Use Of Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash And Cash Equivalents

For purposes of financial statement presentation, the Corporation considers all highly liquid debt instruments with initial maturities of ninety days or less to be cash equivalents. The Corporation maintains cash balances which may exceed federally insured limits. Management does not believe that this results in any significant credit risk.

Fair Value Of Financial Instruments

At December 31, 2004 and 2003, the carrying value of current financial instruments such as cash, accounts receivable, accounts payable, and accrued liabilities approximated their market values, based on the short-term maturities of these instruments. Fair value is determined based on expected cash flows, discounted at market rates, and other appropriate valuation methodologies.

Revenue Recognition

Revenue from time and materials contracts is recognized as costs are incurred at amounts represented by the agreed-upon billing amounts.

Fixed price labor hour and level of effort contracts involve defined numbers of hours or categories of personnel. Revenue on fixed unit price contracts, where specific units of output under service agreements are delivered, is recognized as units are delivered based on the specific price per unit. Fixed price maintenance contracts are recognized as revenue on a pro-rata basis over the life of the contract.


In certain arrangements, the Corporation enters into contracts that include the delivery of a combination of two or more of its service offerings. Such contracts are divided into separate units of accounting and revenue is recognized separately, and in accordance with, the Corporation's revenue recognition policy for each element.

Software revenue recognition is in accordance with AICPA Statement of Position 97-2. Revenue from the sale of licenses is recognized upon shipment when the price is fixed and collection is probable. Software revenues are not significant for any of the years presented.


Revenue from cost-type contracts is recognized as costs are incurred on the basis of direct costs plus allowable operating costs and expenses and an allocable portion of the fixed fee.


Revenue recognized on contracts for which billings have not yet been presented to customers is included in the Accounts Receivable - contracts classification on the accompanying Balance Sheets.


Deferred revenue relates to contracts for which customers pay in advance for services to be performed at a future date. The Corporation recognizes deferred revenue over the related maintenance contract service periods, which run through 2005. These payments are nonrefundable.


Cost Of Revenue

Cost of revenue for service contracts consist primarily of labor, consultant, subcontract, and other costs attributable to the performance of the contract.

Cost of revenue for repair and maintenance contracts consist primarily of subcontract, labor, and other costs attributable to the performance of the contract.

Major Customers

During the years ended December 31, 2004, 2003 and 2002, the Corporation's revenues generated from three major customers, totaled 84%, 92% and 76% of total revenue, respectively. The Corporation's accounts receivable related to these three major customers were 78%, 90 % and 80% of total accounts receivable at the end of the respective years. The Company defines major customers by government agency.

Accounts Receivable

Accounts receivable are attributable to trade receivables in the ordinary course of business. Estimates relating to allowance for doubtful accounts are based on historical experience, troubled account information and other available information.

Inventory

Inventory consists of replacement printer parts and is stated at the lower of cost or market using the FIFO method.

Property And Equipment

Property and equipment are recorded at the original cost to the Corporation and are depreciated using straight-line methods over established useful lives of three to seven years. Software is recorded at original cost and depreciated on the straight-line basis over three years. Leasehold improvements are recorded at original cost and are depreciated on the straight-line basis over the life of the lease.

Advertising Costs

Advertising costs are expensed as incurred. Expenses for fiscal years ending December 31, 2004, 2003 and 2002 were immaterial.

Software Development Costs


Software development costs are included in Other operating costs and expenses and are expensed as incurred. Statement of Financial Accounting Standards No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed" requires the capitalization of certain software development costs once technological feasibility is established, which the Corporation generally defines as completion of a working model. Capitalization ceases when the products are available for general release to customers, at which time amortization of the capitalized costs begins on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. As of December 31, 2004, the Corporation had not established technological feasibility for its software product, and therefore, no costs have been capitalized.


All other research and development costs are expensed as incurred. For the years ended December 31, 2004 and 2003 the Corporation's R&D expenses totaled $1,078,058 and $559,073, respectively. The Corporation did not incur any R&D expenses during the year ended December 31, 2002.

Income Taxes

Prior to November 5, 2004 the Paradigm Solutions Corporation was treated as an S Corporation, and therefore, did not pay Federal and state corporate income taxes since the tax attributes of the entity were reported on the stockholders' tax returns. Paradigm Solutions Corporation filed its income tax returns on the cash basis of accounting, whereby revenue was recognized when received and expenses were recognized when paid.

Effective November 5, 2005, Paradigm Solutions Corporation revoked its S-Corporation status and therefore is subject to income taxes at the corporate level. At of the date of revocation, Paradigm Solutions Corporation recorded a deferred income tax liability of approximately $2,576,000 which relates to the timing differences between book basis and income tax basis at the date of the revocation.

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.

Net Income Per Share


Basic net income per common share is calculated by dividing the net income by the weighted average number of common shares outstanding during the period. A diluted earnings per share is calculated using the weighted average number of common shares plus dilutive common stock equivalents outstanding during the period. Anti-dilutive common stock equivalents are excluded. There were no dilutive common stock equivalents outstanding during the years ended December 31, 2004, 2003 and 2002.


Reclassification

Certain 2003 and 2002 balances have been reclassified to conform to the 2004 presentation.

2. ACCOUNTS RECEIVABLE

The accounts receivable consist of billed and unbilled amounts under contracts in progress with governmental units, principally the Bureau of Alcohol, Tobacco, and Firearms, the Office of the Comptroller of the Currency, the U.S. Secret Service, and the Internal Revenue Service. The components of accounts receivable at December 31, 2004 and 2003 are:

                                                    2004                2003
                                                 -----------         -----------
Billed receivables                               $ 6,821,859         $12,727,297
Unbilled receivables                               4,657,042           1,767,671
                                                 -----------         -----------

TOTALS                                           $11,478,901         $14,494,968
                                                 ===========         ===========

All receivables are expected to be collected during the next fiscal year and are pledged to the bank as collateral for the line of credit. The Corporation's unbilled receivables are comprised of contract costs that cover the current service period and are normally billed in the following month. The Corporation's unbilled at December 31, 2004 does not contain retainage.

3. NOTES RECEIVABLE - STOCKHOLDER

Prior to 2003, the Corporation made advances to its majority stockholder under two loan agreements. The stockholder loans were paid in full during the year ended December 31, 2003. Interest income earned and received during 2003 and 2002 for the stockholder loans was $1,607 and $4,039, respectively.

4. INVENTORY

Inventory consists of the following at December 31:

                                                         2004            2003
                                                      ---------       ---------
Inventory of replacement printer parts                $ 683,026       $ 607,011
Inventory valuation allowance                           (67,006)        (67,006)
                                                      ---------       ---------
TOTALS                                                $ 616,020       $ 540,005
                                                      =========       =========

5. NOTE PAYABLE - LINE OF CREDIT

The Corporation has a line of credit arrangement with SunTrust Bank which expires on June 30, 2005. Under the agreement the line is due on demand and interest is payable monthly depending on the Corporation's leverage ratio at the LIBOR rate plus the applicable spread which ranges from 1.95% to 3.50%. The weighted average interest rates incurred for the years ended December 31, 2004 and 2003 were 3.69% and 3.51%, respectively. The line of credit is secured by substantially all of the assets of the Corporation. Under the terms of the agreement, the Corporation may borrow up to the lesser of $5,000,000 or 85% of eligible Government receivables plus 75% of eligible commercial receivables. The maximum amount available under the line of credit at December 31, 2004 and 2003 was $5,000,000 and $3,000,000, respectively.


The line of credit agreement contains certain financial covenants, including minimum quarterly net income, minimum tangible net worth ratio and a debt coverage ratio, with which the Corporation was in compliance at December 31, 2003. At December 31, 2004 the Corporation was not in compliance with the financial covenants, and subsequent to year end, received a waiver of those covenants from the bank through June 30, 2005.


6. INCOME TAXES

For the years ended December 31, 2004, 2003 and 2002, the components of the provision for income taxes consisted of:

                                     2004              2003              2002
                                  ----------        ----------        ----------

Current:
    State                         $   51,380        $   35,125        $    7,529
Deferred:
   Federal                         1,542,000
    State                            341,000
                                  ----------        ----------        ----------
Totals                            $1,934,380        $   35,125        $    7,529
                                  ==========        ==========        ==========

The provision for income taxes for the years ended December 31, 2004, 2003 and 2002 reflected in the accompanying financial statements varies from the amount which would have been computed using statutory rates as follows:

                                                            2004           2003           2002
                                                        -----------    -----------    -----------

Tax computed at the maximum Federal statutory rate      $  (623,057)   $   158,738    $   814,447
State income tax, net of Federal benefit                    (84,662)        21,570        110,669
Merger related expenses                                      62,441
Other permanent differences                                   3,400         17,111         10,725
Reduction in income taxes due to S-Corporation status                     (162,294)      (928,312)
Income tax expense attributable to revocation of
    S-Corporation election                                2,576,258
                                                        -----------    -----------    -----------
PROVISION FOR INCOME TAXES                              $ 1,934,380    $    35,125    $     7,529
                                                        ===========    ===========    ===========

A net deferred income tax liability of $1,883,000 at December 31, 2004 results from financial statement income and expenses that are recognized in different periods for income tax purposes. The components of such temporary differences are as follows:

                                                                              2004
                                                                          -----------
 Section 481 adjustment due to conversion from cash basis to accrual
  basis for income tax reporting                                          $(2,122,000)
 Inventory valuation allowance                                                 26,000
 Accrued vacation and officers' compensation deducted for financial
  statement reporting purposes but not income tax reporting purposes          173,000
 Depreciation and amortization expense reported for income tax
  purposes different from financial statement amounts                         (73,000)
 Deferred rent                                                                 56,000
 Net operating loss carryforward                                               57,000
 Net operating loss carryforward - PDHO                                     1,502,000
                                                                          -----------
 NET                                                                         (381,000)
 LESS: VALUATION ALLOWANCE                                                 (1,502,000)
                                                                          -----------
 NET DEFERRED TAX LIABILITY                                               $(1,883,000)
                                                                          ===========

For income tax purposes, the Paradigm Solutions Corporation has a net operating loss carryforward of approximately $148,000 at December 31, 2004 that, subject to applicable limitation, may be applied against future taxable income. If not utilized, the net operating loss carryforward will expire in the year 2024.

In addition, Paradigm Holdings, Inc. has operating loss carryforwards of approximately $3,891,000 related to pre-merger activities. The Internal Revenue Code places certain limitations on the annual amount of net operating loss carryforward which can be utilized when certain changes in the Corporation's ownership occur. Changes in the Corporation's ownership may limit the use of such carryforward benefits. If not utilized, these operating loss carryforwards, as limited, will expire in various years beginning in 2020 and through the year 2024.

Prior to November 5, 2004, Paradigm Solution Corporation was taxed as an S-Corporation. The timing differences between book basis and income tax basis and the related deferred income tax liability that existed as of the date of the revocation of the S election was as follows:

       Accounts receivable                             $ 11,147,000
       Prepaid expenses                                   4,374,000
       Depreciation                                         191,000
       Accounts payable and account expenses             (6,923,000)
       Accrued salaries and related liabilities          (1,980,000)
       Deferred rent                                       (135,000)
                                                       ------------
       Total timing differences                        $  6,674,000
                                                       ============
       Deferred income tax liability                   $  2,576,258
                                                       ============

7. LEASES

The Corporation is obligated under an operating lease, as lessee, for its office space which expires in 2011. The lease contains escalation clauses for 2.5%-3% annual increases in the base monthly rent. In addition, the Corporation leases equipment, as lessee, under noncancelable operating leases that expire at various times through March 2006.

The following is a schedule, by year, of future minimum rental payments required under the operating leases:

                              Office
Year Ending December 31,      Space           Equipment           Total
------------------------    ----------        ----------        ----------
2005                        $  887,232        $   40,572        $  927,804
2006                           884,520            34,794           919,314
2007                           543,515            11,535           555,050
2008                           447,132                --           447,132
2009                           458,313                --           458,313
Thereafter                     668,328                --           668,328
                            ----------        ----------        ----------
Total                       $3,889,040        $   86,901        $3,975,941
                            ==========        ==========        ==========

Total rent expense for the years ended December 31, 2004, 2003 and 2002 was $945,878, $613,202 and $204,126, respectively.

8. RETIREMENT PLAN

The Corporation maintains a 401(k) profit sharing retirement plan for all eligible employees. Under the plan, employees become eligible to participate after three months of employment. The annual contribution under this plan is based on employee participation. The participants may elect to contribute up to 100% of their gross annual earnings limited to amounts specified in Internal Revenue Service Regulations as indexed for inflation. The Corporation's matching contribution to the Plan is determined annually by the Board of Directors. For the years ended December 31, 2004, 2003 and 2002, the Corporation contributed an amount equal to 100% of the first 3% of the employees' contributions as a match. Employees vest 100% in all salary reduction contributions. Rights to benefits provided by the Corporation's matching contributions vest over a five year period. The Corporation's contributions were $289,681, $224,684 and $148,041 for the years ended December 31, 2004, 2003 and 2002, respectively.

9. COMPENSATION AND EMPLOYMENT AGREEMENTS

During 1999, the Corporation entered into a Section 162 Bonus Plan for the benefit of its executives. This plan is a nonqualified employee benefit arrangement. The Corporation pays a bonus to its executives who use the bonus to pay the premiums on life insurance policies insuring his/her life. The policies are owned personally by the executives. The bonus payments are treated as additional compensation to the executives. The Corporation's bonus payments under this plan were $88,747, $86,628 and $42,623 for the years ended December 31, 2004, 2003 and 2002 respectively.

Effective November 4, 2004, Raymond Huger, Frank Jakovac and Mark Serway and Paradigm Holdings entered into an Employment Agreement. Pursuant to the agreement, Mr. Huger serves as Chief Executive Officer, Mr. Jakovac serves as Chief Operating Officer and Mr. Serway serves as Chief Financial Officer. The agreement has a term of three years and is renewable for additional terms of one

(1) year unless either party provides the other with notice at least ninety (90) days prior to the date the employment term would otherwise renew. Paradigm Holdings can terminate the agreement by providing at least thirty (30) days' advance written notice to any of the three executives. In the event that Paradigm Holdings terminates the agreement, other than in connection with a change of control of Paradigm Holdings and other than for cause, Paradigm Holdings is obligated to continue to pay their base salary and benefits for a period that is the greater of: (i) the remainder of the initial employment term or (ii) twelve (12) months from the date of termination. Under the agreement, Mr. Huger receives $395,200, Mr. Jakovac receives $365,250 in annual salary in annual salary, Mr. Serway receives $315,175 in annual salary and all are entitled to participate in any benefit plans provided by Paradigm Holdings to its executives or employees generally.

10. CONTRACT STATUS

Provisional Indirect Cost Rates


Billings under cost-based government contracts are calculated using provisional rates which permit recovery of other operating costs and expenses. These rates are subject to audit on an annual basis by the government agencies' cognizant audit agency. The cost audits will result in the negotiation and determination of the final indirect cost rates which the Corporation may use for the period(s) audited. The final rates, if different from the provisionals, may create an additional receivable or liability.

As of December 31, 2004, the Corporation has had no final settlements on indirect rates. The Corporation periodically reviews its cost estimates and experience rates and adjustments, if needed, are made and reflected in the period in which the estimates are revised. In the opinion of management, re-determination of any cost-based contracts for the open years will not have any material effect on the Corporation's financial position or results of operations.


Contract Status

The Corporation has authorized but uncompleted contracts on which work is in progress at December 31, 2004 approximately, as follows:

Total contract prices of initial contract awards, including exercised options and approved change orders (modifications) $ 179,025,000

Completed to date                                                  (144,150,000)
                                                                  -------------
AUTHORIZED BACKLOG                                                $  34,875,000
                                                                  =============

The foregoing contracts contain unfunded and unexercised options not reflected in the above amounts of approximately $91,340,000.

11. STOCKHOLDERS EQUITY

Stockholders' equity of the Corporation has been restated retroactively to reflect the equivalent number of shares of common stock received in the reverse acquisition with Paradigm Holdings, Inc. which occurred on November 3, 2004.

12. PRO FORMA FINANCIAL STATEMENTS

The unaudited pro forma information for the periods set forth below gives effect to the above noted reverse merger as if it had occurred at the beginning of the period. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated as of that time (unaudited):

                                                         2004           2003
                                                       ----------     ----------
Revenue                                                61,756,301     51,216,189
Net income (loss)                                      (1,116,476)       292,969
Net income (loss) per share, basic and diluted               (.06)           .02


The unaudited pro forma information for the periods set forth below is based on the operations of Paradigm Solutions Corporation and is prepared as if the Corporation had been a C Corporation at the beginning of each period. The effective tax rate of 38.6% reflects Federal taxes at 34% and state taxes, net of the Federal benefit. There are no significant permanent differences in any of the periods presented.

                                                 2004           2003             2002
                                              (Pro Forma)    (Pro Forma)     (Pro Forma)
                                             ------------    ------------   ------------
Contract revenue                             $ 61,756,301    $ 51,205,992   $ 37,673,092
Net income (loss) before income taxes          (1,832,521)        466,876      2,395,432
Income tax provision (benefit)                   (707,353)        180,214        924,636
                                             ------------    ------------   ------------
Net income (loss)                            $ (1,125,168)   $    286,662   $  1,470,796
                                             ============    ===========================
Basic and diluted net income (loss) per
  common share                               $      (0.06)   $       0.02   $       0.08

Weighted average common shares outstanding     17,896,709      17,896,709     17,896,709



13. SELECTED QUARTERLY FINANCIAL DATA-UNAUDITED

The following table presents the quarterly results for the Corporation for the years ended December 31, 2004 and 2003:

                            1st              2ND             3RD             4TH
   2004                   QUARTER          QUARTER         QUARTER        QUARTER
  ------                ------------    ------------    ------------    ------------
Revenue                 $ 14,111,171    $ 15,271,579    $ 16,592,604    $ 15,780,947
Gross margin               3,456,670       4,027,971       3,953,784       3,644,693
Net income (loss)       $   (153,321)   $   (143,415)   $   (255,237)   $ (3,214,928)

Net income (loss) per   $      (0.01)   $      (0.01)   $      (0.01)   $      (0.18)
share, basic
diluted

                            1st              2ND             3RD             4TH
   2003                   QUARTER          QUARTER         QUARTER        QUARTER
  ------                ------------    ------------    ------------    ------------
Revenue                 $ 10,599,899    $ 14,287,100    $ 12,281,706    $ 14,037,287
Gross margin               2,529,140       3,483,192       2,785,975       3,657,271
Net income (loss)       $    (62,029)   $    752,044    $   (172,830)   $    (85,434)

Net income (loss) per
share, basic and
diluted                 $      (0.01)   $       0.04    $      (0.01)   $      (0.02)

The Corporation restated the results of the first, second and third quarters of 2004 to properly recognize revenue on the Department of Treasury LTMCC contract.

14. REGULATIONS

PDHO owned producing oil and gas properties. The development and operation of oil, gas and other mineral properties are subject to numerous and extensive regulations by federal and state agencies dealing with, among other subjects, protection of the environment. Management is not aware of any potential environmental liabilities.

15. LITIGATION

The Company is involved in legal actions arising in the normal course of business. The Company believes the claims are without merit and intends to vigorously defend its position. In the opinion of management, the outcome of these matters will not have a material adverse effect on these financial statements.

                             PARADIGM HOLDINGS, INC.

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

For the years ended December 31, 2004, 2003 and 2002:

                                                             Additional
                                               Balance at     Charged to
                                             Beginning of     Costs and               Balance at End
Description                                     Period        Expenses    Deductions   of Period
------------                                  ----------     ----------   ----------   ----------

Deferred tax asset valuation allowance

December 31, 2002                             $       --     $       --   $       --   $       --
December 31, 2003                                     --             --           --           --
December 31, 2004(1)                                  --       1,502,00           --    1,502,000

Allowance for non-salable inventory
December 31, 2002                             $       --     $       --   $       --   $       --
December 31, 2003                                     --         67,006           --       67,006
December 31, 2004                                 67,006             --           --       67,006

(1)   as a result of merger with Paradigm Holdings, Inc.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Paradigm Holdings' bylaws provide that we have the power to indemnify any officer or director against damages if such person acted in good faith and in a manner the person reasonably believed to be in the best interests of our Company. No indemnification may be made (i) if a person is adjudged liable unless a Court determines that such person is entitled to such indemnification,
(ii) with respect to amounts paid in settlement without court approval or (iii) expenses incurred in defending any action without court approval.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All expenses will be paid by Paradigm Holdings.

                   Securities and Exchange Commission Registration Fee   $ 2,000
                   Printing and Engraving Expenses                       $ 2,500
                   Accounting Fees and Expenses                          $15,000
                   Legal Fees and Expenses                               $30,000
                   Miscellaneous                                         $   500
                   TOTAL                                                 $50,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

      J. Paul Consulting Corporation, Shortline Equity Partners Inc. and Ultimate Investments Corporation subscribed for 10,000,000 shares of Common Stock (post reverse split of one for eighty-five) for $200,000 cash on August 27, 2004. The transaction was exempt from registration pursuant to Section 4 (6) of the Securities Act of 1933.

      Corporate Organization

      On November 3, 2004, Paradigm Holdings, Inc., entered into an Agreement and Plan of Reorganization with Paradigm Solutions Merger Corp., a Delaware corporation and wholly-owned subsidiary of Paradigm Holdings (the "Merger Sub"), Paradigm Solutions Corporation, a Maryland corporation and the shareholders of Paradigm Solutions Corporation. Pursuant to the Agreement and Plan of Reorganization, the Merger Sub was merged with and into Paradigm Solutions Corporation, the surviving corporation and continues its existence under the laws of the State of Maryland and is a wholly-owned subsidiary of Paradigm Holdings, Inc. In consideration of the Merger, the Paradigm Solutions Corporation shareholders exchanged 13,699 shares of common stock of Paradigm Solutions Corporation, which was 100% of the issued and outstanding capital stock of Paradigm Solutions Corporation, for 17,500,000 shares of common stock of Paradigm Holdings Inc.

      With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Paradigm Holdings so as to make an informed investment decision. More specifically, Paradigm Holdings had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in Paradigm Holdings' common stock.

ITEM 27.  INDEX TO EXHIBITS


EXHIBIT NO.      DESCRIPTION                                LOCATION
-----------      -------------------                        -------------------
2.1              Agreement and Plan of Reorganization,      Incorporated by reference to Exhibit
                 dated November 3, 2004, Incorporated by    99.1 to the Registrant's current report
                 reference to Exhibit 99.1 to Amendment     on Form 8-K filed with the Commission on
                 No. 1 to Current Report on Form 8-K        November 10, 2004
                 filed on November 13, 2004, by and among
                 Paradigm Holdings, Inc., a Wyoming
                 corporation, Paradigm Solutions Merger
                 Corp., a Delaware corporation and
                 wholly-owned subsidiary of Paradigm
                 Holdings, Inc., Paradigm Solutions
                 Corporation, a Maryland corporation and
                 the shareholders of Paradigm Solutions
                 Corporation

5.1              Opinion re: legality                       To be provided by amendment

10.1             Employment Agreement, effective            Incorporated by reference to Exhibit
                 November 4, 2004 by and between Paradigm   10.1 to the Registrant's Form S-B2
                 Holdings and Raymond Huger                 Registration Statement filed with the
                                                            Commission on February 11, 2005

10.2             Employment Agreement, effective            Incorporated by reference to Exhibit
                 November 4, 2004 by and between Paradigm   10.2 to the Registrant's Form S-B2
                 Holdings and Frank Jakovac                 Registration Statement filed with the
                                                            Commission on February 11, 2005

10.3             Employment Agreement, effective            Incorporated by reference to Exhibit
                 November 4, 2004 by and between Paradigm   10.3 to the Registrant's Form S-B2
                 Holdings and Mark Serway                   Registration Statement filed with the
                                                            Commission on February 11, 2005

10.4             Amended SunTrust Line of Credit            Incorporated by reference to Exhibit
                 Agreement, dated March 9, 2005             10.4 to the Registrant's Annual Report
                                                            on Form 10-K as filed with the
                                                            commission on April 11, 2005

10.5             Material Contract - Department of          Incorporated by reference to Exhibit
                 Treasury- IRS LTMCC                        10.5 to the Registrant's Annual Report
                                                            on Form 10-K as filed with the
                                                            commission on April 11, 2005

10.6             Material Contract - Department of          Incorporated by reference to Exhibit
                 Justice - Alcohol, Tobacco, Firearms and   10.6 to the Registrant's Annual Report
                 Explosives                                 on Form 10-K as filed with the
                                                            commission on April 11, 2005

10.7             Material Contract - Housing and Urban      Incorporated by reference to Exhibit
                 Development - Community Planning and       10.7 to the Registrant's Annual Report
                 Explosives                                 on Form 10-K as filed with the
                                                            commission on April 11, 2005

10.8             Material Contract - Department of          Incorporated by reference to Exhibit
                 Homeland Security - US Secret Service      10.8 to the Registrant's Annual Report
                                                            on Form 10-K as filed with the
                                                            commission on April 11, 2005

10.9             Line of Credit Agreement, dated            Provided herewith
                 November 15, 2004 by and between SunTrust
                 Bank and Paradigm Solutions Corporation.

14.1             Code of Ethics                             Incorporated by reference to Exhibit
                                                            14.1 to the Registrant's Form S-B2
                                                            Registration Statement filed with the
                                                            Commission on February 11, 2005

21               Subsidiaries                               Provided herewith

EXHIBIT NO.      DESCRIPTION                                LOCATION
-----------      -------------------                        -------------------
23.1             Consent of Aronson & Company               Provided herewith

23.2             Consent of ________                        To be provided by amendment

Item 28. Undertakings

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by Sections 10(a) (3) of the Securities Act of 1933 (the "Act");

            (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii) Include any additional or changed material information on the plan of distribution;

      (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.


      (3) To remove from registration by means of a post-effective amendment any of the securities that remains unsold at the end of the offering. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-1 and authorized this registration statement to be signed on our behalf by the undersigned, in Rockville, Maryland, June 20, 2005.

                                       PARADIGM HOLDINGS, INC.


                                       By:    /s/ Raymond Huger
                                       Name:  Raymond Huger
                                       Title: Chief Executive Officer and
                                              Chairman of the Board of Directors


                                       By:    /s/ Mark Serway
                                       Name:  Mark Serway
                                       Title: Senior Vice-President,
                                              Chief Financial Officer and
                                              Principal Accounting Officer


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raymond Huger his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


SIGNATURE                                          TITLE                                          DATE

/s/ Raymond Huger
--------------------------------------------       Chief Executive Officer and                    June 20, 2005
Raymond Huger                                      Chairman of the Board of Directors


/s/ Frank Jakovac
--------------------------------------------       President, Chief Operations Officer            June 20, 2005
Frank Jakovac                                      and Director


/s/ Frank Ryan
--------------------------------------------       Director                                       June 20, 2005
Frank Ryan

SIGNATURE                                          TITLE                                          DATE

/s/ John A. Moore
--------------------------------------------       Director                                       June 20, 2005
John A. Moore


/s/ Edwin Mac Avery
--------------------------------------------       Director                                       June 20, 2005
Edwin Mac Avery